STOCK PURCHASE AGREEMENT
by and among
JACK IN THE BOX INC.,
as the Seller,
QDOBA RESTAURANT CORPORATION,
as the Company,
and
QUIDDITCH ACQUISITION, INC.,
as the Buyer
Dated as of December 19, 2017

i

(Continued)

(Continued)

(Continued)

Exhibit A	-	Employee Agreement

Exhibit B	-	Transition Services Agreement

Schedule A	-	Required Consents

Schedule 1.1	-	Knowledge of the Seller

Schedule 2.4		Current Assets/Current Liabilities and Sample Statement

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of December 19, 2017 (this “Agreement”), by and among JACK IN THE BOX INC., a Delaware corporation (the “Seller”), QDOBA RESTAURANT CORPORATION, a Colorado corporation and a wholly owned Subsidiary of the Seller (the “Company”), and QUIDDITCH ACQUISITION, INC., a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, the Seller, the Company and the Company’s Subsidiaries are engaged in the Qdoba Business;
WHEREAS, the Seller owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of the Company;
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Qdoba Business;
WHEREAS, in connection with the transactions contemplated hereby, in addition to the sale of the Shares to the Buyer, the parties shall enter into a Transition Services Agreement and Employee Agreement pursuant to which the Buyer shall receive certain services to enable it to operate the Qdoba Business from and after the Closing; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P., and Apollo Overseas Partners VIII, L.P., (each, a “Guarantor” and, collectively, the “Guarantors”), have provided a guarantee in favor of the Seller (the “Guarantee”) with respect to the obligations of the Buyer under this Agreement.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1     Certain Defined Terms.  For purposes of this Agreement:
“Action” means any claim, action, suit, arbitration, dispute, petition, demand, mediation, audit, inquiry, hearing, examination, proceeding or investigation by or before any Governmental Authority or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and similar laws, regulations, and orders relating to anti-bribery or anti-corruption, in each case as amended, re-enacted or replaced from time to time and as applicable to the Company or any Subsidiary.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York or the City of San Diego, California.
“Buyer CIC Severance Program Amount” has the meaning given to such term in the Employee Agreement.
“Buyer Executive Severance Amount” has the meaning given to such term in the Employee Agreement.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that does, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents (to the extent capable of being converted into cash within thirty (30) days) and marketable securities of the Company and its Subsidiaries (it being understood and agreed that Cash shall be reduced by the amount of any checks written by the Company or any of its Subsidiaries (but not yet cashed)), and excluding (i) cash on hand at stores, (ii) credit card receivables, (iii) restricted cash in respect of legal, regulatory or contractual obligations, (iv) cash in transit, and (v) stored value card cash.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company IP Agreements” means any and all (i) Contracts under which the Company or any of its Subsidiaries is granted a license or covenant not to sue with respect to Intellectual Property that is material to the conduct of the Qdoba Business; (ii) Contracts (other than Franchise Agreements) under which the Company or any its Subsidiaries grants to a third party any rights under or with respect to Qdoba Business Owned Intellectual Property other than non-exclusive licenses of Marks granted in the Ordinary Course of Business in connection with the marketing, distribution and sale of products of the Qdoba Business; or (iii) any Contract that limits in any material respect the Company’s rights to use or otherwise exploit, enforce or register any material Qdoba Business Owned Intellectual Property, including all covenants not to sue and co-existence agreements relating to material Qdoba Business Owned Intellectual Property.
“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading under the circumstances; (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A-for-life offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to any Excluded Information); and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).
“Contract” means any legally binding written contract, agreement, subcontract, license, sublicense, lease, sublease, sales order, purchase order, indenture, mortgage, note, bond, letter of credit, warrant, instrument, obligation, commitment or understanding (including all amendments, supplements and modifications thereto).
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.
“Current Assets” means the current assets of the Company and its Subsidiaries that are included in the line item categories of current assets specifically identified on Schedule 2.4; provided, that, Current Assets shall include (i) cash on hand at stores, (ii) credit card receivables, (iii) restricted cash in respect of legal, regulatory or contractual obligations, (iv) cash in transit, and (v) stored value card cash.
“Current Liabilities” means the current liabilities of the Company and its Subsidiaries that are included in the line item categories of current liabilities specifically identified on Schedule 2.4.

“Debt Financing Sources” means the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, engagement letters, fee credit letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
“Determination Time” means 11:59 p.m. Pacific time on the date immediately prior to the Closing Date.
“Employee” means all employees of the Seller, the Company and any of their Affiliates who are dedicated to, and devote all of their working time exclusively to, the Qdoba Business.
“Employee Agreement” means the employee agreement to be entered into as of the Closing Date by and between the Seller and the Company in substantially the form attached hereto as Exhibit A.
“Employee Transition Date” has the meaning given to such term in the Employee Agreement.
“Employee Transition Period” has the meaning given to such term in the Employee Agreement.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws).
“Enterprise Value” means $305,000,000.
“Enterprise-Wide Contract” means any material Contract that is used in the operation of the Qdoba Business as currently conducted to which the Seller or an Affiliate of the Seller (other than the Company or its Subsidiaries) is a party, but excluding any insurance policy that provides coverage to the Company and its Subsidiaries.
“Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment, natural resources, human health (including worker health and safety related to Hazardous Materials), and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.
“Environmental Permits” means all Permits under any Environmental Law.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries, is (or at any relevant time was) treated as a “single employer” within the meaning of section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Purchase Price” means: (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses.
“Existing Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of March 19, 2014, by and among the Seller, Wells Fargo Bank, National Association, as administrative agent, and the other lender and agent parties thereto, as amended, supplemented, modified, restated or refinanced from time to time.
“Existing Credit Facility Release” means, collectively, a letter or other release document executed by the administrative agent under the Existing Credit Facility, in form and substance reasonably satisfactory to the Buyer, providing for (i) the release, discharge and termination on the Closing Date of all obligations of, and all Encumbrances with respect to the capital stock and assets of, the Company and its Subsidiaries arising under the Existing Credit Facility and the Existing Security Documents, and (ii) all terminations and releases of such Encumbrances, instruments and acknowledgements of discharge and other actions reasonably requested by the Buyer to facilitate and evidence the release, discharge and termination in full on the Closing Date of such obligations and Encumbrances.
“Existing Security Documents” means the “Security Documents” under and as defined in the Existing Credit Facility.
“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule or any applicable Franchise Sales Law.
“Franchise Agreement” means any oral or written agreement, including all master franchise agreements, area development agreements and individual unit franchise, license or sublicense agreements, and any amendments, addenda, modifications or other agreements ancillary thereto, pursuant to which any Franchisor or Franchisee is, or has been, a party.
“Franchise Sales Laws” means the FTC Trade Regulation Rules entitled “Disclosure Requirements and Prohibitions Concerning Franchising” and “Disclosure Requirements and Prohibitions Concerning Business Opportunities” and predecessor FTC Trade Regulation Rule(s) (collectively, the “FTC Rule”), or any other federal, state, provincial or local law, rule or regulation in the United States or Canada which governs, regulates or otherwise affects the offer or sale of franchises or business opportunities or the relationship thereof, including any termination, non-renewal and transfer of same.
“Franchisee” means any Person who has been authorized or licensed by a Franchisor to develop, open, operate, or authorize any other Person to develop, open or operate, a “franchise” or “business opportunity,” as those terms are defined by the Franchise Sales Laws, pursuant to a Franchise Agreement.
“Franchisor” means Qdoba Restaurant Corporation in the United States, Qdoba of Canada, Inc. in Canada, and any other Subsidiary of the Company who has authorized or licensed a Franchisee to develop, open, operate, or authorize any other Person to develop, open or operate, a “franchise” or “business opportunity,” as those terms are defined by the Franchise Sales Laws, pursuant to a Franchise Agreement.

“Fraud” means an intentional and knowing misrepresentation of facts with the intent to deceive and with the express intention that the other parties rely thereon to their detriment which constitutes actual fraud under applicable Laws (and not as the result of any claim based upon any theory or doctrine of constructive or equitable fraud).
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, unless a provision of this Agreement specifically refers to GAAP as in effect on another date, in which case as in effect on such date.
“Governmental Authority” means any United States or non-United States, national, federal, state, provincial or local governmental, regulatory or administrative authority, department, instrumentality, body, agency or commission or any judicial or arbitral body.
“Hazardous Materials” means any chemicals, materials, substances or wastes that are regulated under or for which liability can be imposed under any Environmental Law, including petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls.  Mold shall constitute a Hazardous Material only to the extent it is regulated by or liability can be imposed under applicable Environmental Laws.
“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Tax imposed in lieu of any income Tax).
“Indebtedness” means, as at a specified date, without duplication and exclusive of (x) any liability included or reflected in the determination of Net Working Capital and (y) any Transaction Expenses, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties of the Company and its Subsidiaries of: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities issued or assumed as the deferred purchase price of any property, goods, services, securities, or assets (including, whether contingent or otherwise, any “earn-out”, post-closing true-up, or “seller notes” payable, but excluding trade accounts payable and other current liabilities, only to the extent included in Net Working Capital at Closing), (iv) any lease liabilities historically capitalized in the Financial Statements or required to be capitalized in accordance with GAAP, (v) any liabilities under interest rate or currency swap or collar transactions and/or other hedging agreements or arrangements, (vi) any liabilities under any letters of credit, performance bonds or similar obligations, in each case to the extent drawn, (vii) any liabilities for deferred compensation plans of the Company related to the employees of the Qdoba Business which remain unpaid as of Closing, (viii) any lease commitments related to closed locations as determined in accordance with GAAP, (ix) any unpaid amounts of employee bonuses related to the employees of the Qdoba Business for the fiscal year ended October 1, 2017 and any prior periods, (x) any unpaid amounts relating to the settlement or proposed settlement of any Actions, and (xi) any guaranty of any of the foregoing (for the avoidance of doubt, after giving effect to the Existing Credit Facility Release).  Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating or lease obligations (other than capital leases) or (B) any intercompany obligations between or among the Seller, the Company or any of their respective Subsidiaries.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, corporate names, trade names, slogans, logos, trade dress, Internet domain names, IP addresses, URLs, user names, screen names, telephone numbers, Internet and mobile account names (including social media names, “tags” and “handles”) or other source indicators, and all goodwill associated with any of the foregoing (collectively, the “Marks”), (ii) patents, patent applications and continuations (collectively, the “Patents”), (iii) copyrights, Software, moral rights and rights of attribution and integrity in both published works and unpublished works, whether registered or unregistered (collectively, the “Copyrights”), (iv) registrations and applications for any of the foregoing, (v) trade secrets and confidential information, including such rights in inventions (whether or not reduced to practice), know how, customer and supplier lists, operations manuals, technical information, proprietary information, technologies, recipes, processes and formulae, databases and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise, in each case, that derive economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use and that are the subject of reasonable efforts to maintain its secrecy (collectively, the “Secret Information”), and (vi) rights of publicity and data base rights.
“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge of the Seller” or “Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the Persons listed on Schedule 1.1 as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or its Subsidiaries, in each case as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company or its Subsidiaries relating to the foregoing.

“Marketing Period” means the first period of twenty (20) consecutive calendar days commencing on or after January 3, 2018 throughout and at the end of which (a) the Buyer shall have the Required Information and the Required Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to the Buyer a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information to the Buyer on the date of delivery of such notice unless the Buyer in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, the Buyer delivers a written notice to the Company to that effect (stating with specificity which Required Information the Buyer reasonably believes the Company has not delivered or the reason for which the Buyer reasonably believes the Required Information is not Compliant); provided that it is understood that delivery of such written notice from the Buyer to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and is Compliant), (b) the conditions set forth in Section 7.1 and Section 7.3 are satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.3 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such twenty (20) consecutive day period.  Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive calendar day period described above if the Debt Financing contemplated under the Debt Commitment Letter is closed on such earlier date and (ii) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such twenty (20) consecutive calendar day period: (A) the Seller, the Company or any of their respective Subsidiaries have publicly announced their intention to, or determined that they must, restate, or the Seller’s or the Company’s board of directors or similar governing body has determined to restate, any historical financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Seller or the Company, as applicable, has publicly announced or informed the Buyer that it has concluded that no restatement shall be required, (B) the Seller’s or the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another nationally-recognized independent public accounting firm reasonably acceptable to the Buyer, or (C) any Required Information would not be Compliant at any time during such twenty (20) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Information,” in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Information is updated or supplemented so that it is Compliant and meets the definition of “Required Information” (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant or meet the definition of “Required Information” during such twenty (20) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced).

“Material Adverse Effect” means any event, change, development, occurrence or effect, that when considered individually or in the aggregate (i) prevents, materially delays or materially impedes the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby or (ii) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, or the Qdoba Business, in each case taken as a whole, other than, in the case of clause (ii) only, any event, change, development, occurrence or effect arising out of, attributable to or resulting from (a) general changes or developments in the industries in which the Qdoba Business operates, (b) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (c) natural disasters or calamities, (d) changes in any applicable Law or GAAP, or principles or interpretations thereof, (e) any failure, in and of itself, by the Qdoba Business to meet its or the Seller’s internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any such underlying facts, circumstances or causes giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” will be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur), (f) the announcement, pendency and performance of this Agreement and the transactions contemplated hereby, or (g) any action taken by the Seller or the Company or its Subsidiaries that is expressly required by this Agreement to be taken or is taken with the prior written consent or at the written request of the Buyer, or the failure to take any action by the Seller, the Company or its Subsidiaries if such action is prohibited by this Agreement, except in the case of clauses (a), (b) and (c), but only to the extent that such changes, developments, occurrences or events have a disproportionate adverse effect on the Company and its Subsidiaries, or the Qdoba Business (in each case, taken as a whole), relative to other participants in the same industry in which the Qdoba Business operates.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to the Current Assets of the Company and its Subsidiaries minus the Current Liabilities of the Company and its Subsidiaries, in each case as calculated in accordance with the Applicable Accounting Principles.  Notwithstanding the foregoing, Net Working Capital shall exclude any amounts with respect to Cash, Indebtedness, Transaction Expenses and any Income Tax assets or liabilities, either current or deferred.
“Ordinary Course of Business” means the ordinary and usual course of business of the Qdoba Business, consistent with past practice.
“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.
“Owned Real Property” means the real property owned by the Company and its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or its Subsidiaries relating to the foregoing.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings for which a specific reserve is set forth in the Financial Statements, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Qdoba Business for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the assets of the Qdoba Business, taken as a whole, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby or otherwise created by the Buyer or its Affiliates, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that individually or in the aggregate, do not materially interfere with the present use or occupancy of the assets of the Qdoba Business, taken as a whole, and (vii) any Encumbrances that will be released at the Closing (including any such Encumbrances under the Existing Credit Facility and Existing Security Documents).
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor or predecessor, by merger or otherwise, of any of the foregoing.
“Personally Identifiable Information” means data that identifies an individual or, in combination with any other information or data available, is capable of identifying an individual.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Policy Limit” means an aggregate coverage limit of $30,000,000.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Purchase Price” means the Estimated Purchase Price, as finally adjusted pursuant to Section 2.5.
“Qdoba Business” means the operation, franchising and management of the Qdoba Mexican Eats-brand restaurant brand in the United States and Canada as conducted by the Seller, the Company and the Company’s Subsidiaries.
“Qdoba Business Intellectual Property” means the Qdoba Business Owned Intellectual Property and the Qdoba Business Licensed Intellectual Property.

“Qdoba Business Licensed Intellectual Property” means all Intellectual Property owned by a Person (other than the Company or any of its Subsidiaries) that is used or held for use by the Company in the Qdoba Business.
“Qdoba Business Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of the Company’s Subsidiaries and that is used or held for use by the Company in the Qdoba Business.
“Qdoba Competitive Business” means the operation and franchising of restaurants serving fast-casual Mexican-inspired food, including burritos, tacos, salads, and quesadillas.  For the avoidance of doubt, “Qdoba Competitive Business” includes the Qdoba Business.
“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy, to be issued by the R&W Insurer that names the Buyer as a named insured, covering certain Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to ARTICLE VIII.
“R&W Insurer” means CFC Underwriting Ltd.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of any Hazardous Material.
“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any Subsidiary is or was a member prior to the Closing (with respect to periods beginning after January 22, 2003).
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Required Consents” means those consents that are required on account of the consummation of the transactions contemplated by this Agreement from each applicable counterparty to the Contracts set forth on Schedule A.

“Required Information” means (i) all financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering was consummated at the same time during the Company’s fiscal year as such offering of debt securities will be made (including all audited financial statements and all subsequent unaudited quarterly interim financial statements, including applicable comparison period, which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by the Buyer (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Commitment Letter or of the type and form customarily included in an offering memorandum for private placements of non-convertible 144A-for-life high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information to be included in such offering memorandum.  For the avoidance of doubt, it is understood that “Required Information” shall in no event be deemed to include or shall the Seller otherwise be required to provide (A) any pro forma financial statements or any information regarding any post-Closing or pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), pro forma ownership or an as-adjusted capitalization table, (B) projections, (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” (D) risk factors relating to all or any component of the Financing, (E) financial statements or other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, (F) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K or (G) other information customarily excluded from a Rule 144A-for-life offering memorandum for non-convertible high-yield bonds (the information referred to in clauses (A) - (G), the “Excluded Information”).
“Retained Business” means the operation, franchising and management of the Jack in the Box quick-service restaurant brand as conducted by the Seller and its Subsidiaries (other than the Company).
“Retention Amount” means the aggregate retention amount or deductible for all covered claims pursuant to the R&W Insurance Policy, comprised of the Deductible and the Cap.
“Return” means any return, declaration, report, claim for refund, statement, information statement and other document required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means economic or financial sanctions and trade embargoes imposed, administered or enforced by: (a) the U.S. government, including those administered by the U.S. Treasury, Office of Foreign Assets Control, (b) the European Union and implemented by its member States, (c) the United Nations Security Council, or (d) Her Majesty's Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.

“Seller Tax Items” means, without duplication, (i) any Tax imposed on or with respect to the Company or any Subsidiary with respect to any Pre-Closing Tax Period, (ii) any Tax of a Relevant Group that is imposed on or sought to be collected from the Company or any Subsidiary pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), and (iii) any liabilities of the Company or any Subsidiary for the Taxes of another Person as a transferee or successor, by Contract, or otherwise, where the Company or such Subsidiary became a transferee or successor, entered into the applicable transaction or the connection giving rise to such liabilities arose, in each case, prior to the Closing.
“Shared Custom Software” means any of the Software owned by the Seller or the Company that is used in the conduct of the Qdoba Business and the conduct of the Seller’s other businesses as of the Closing.
“Site” means any real properties currently or previously owned, leased, occupied or operated by:  (a) the Company, its Subsidiaries or the Qdoba Business, (b) any predecessors of the Company, its Subsidiaries or the Qdoba Business, or (c) any entities previously owned by the Company, its Subsidiaries or the Qdoba Business, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, and (iv) media, documentation and other works of authorship, including user manuals and training manuals, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Straddle Period” means any Tax period beginning prior to but ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Target Net Working Capital” means negative $3,840,500.
“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, real estate excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charge in the nature of the foregoing, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Transaction Documents” means the Employee Agreement, the Transition Services Agreement and any other agreements, documents, instruments and certificates executed and delivered expressly pursuant to this Agreement, and any and all exhibits and schedules thereto.
“Transaction Expenses” means, to the extent not paid prior to the Closing Date, without duplication and exclusive of any amounts included in Indebtedness and Net Working Capital, the aggregate amount of all fees and expenses incurred by or on behalf of, or to be paid directly by, the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby or thereby, and (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby or thereby; provided that any such amounts to be paid by the Seller or any of its Affiliates (other than the Company or its Subsidiaries) at or prior to the Closing Date shall not be “Transaction Expenses” hereunder.
“Transfer Taxes” means sales, use, value added, transfer, real property transfer, recording, documentary, stamp, registration, and stock transfer Taxes and fees.
“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between the Seller and the Company in substantially the form attached hereto as Exhibit B.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2 Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:
Term	Section Location

ACA	4.10(i)
Acquisition Engagement	10.20(a)
Affected Employees	6.12(a)
Agreement	Preamble
Alternative Recovery	8.5(c)
Applicable Accounting Principles	2.4
Applicable Survival Period	8.1(c)
Balance Sheet	4.6(a)
Balance Sheet Date	4.6(a)
Bankruptcy Code	6.11(b)(v)
Benefits Period	6.12(b)
Buyer	Preamble

Buyer FSA Plan	6.12(i)
Buyer Indemnified Parties	8.2
Cap	8.2(a)(ii)
Claim Information	8.4(a)
Closing	2.2
Closing Cash	2.5(a)
Closing Date	2.2
Closing Indebtedness	2.5(a)
Closing Net Working Capital	2.5(a)
Closing Transaction Expenses	2.5(a)
COBRA	6.12(j)
Company	Preamble
Confidentiality Agreement	6.6
Copyrights	1.1
Current FDD	4.18(f)
Debt Commitment Letter	5.4(a)
Debt Financing	5.4(a)
Deductible	8.2(a)(ii)
Derivative Software	6.11(b)(ii)
Disclosure Schedules	Article III
Employee Plans	4.10(a)
Environmental Reports	4.17(e)
Equity Financing	5.4(a)
Equity Financing Commitment	5.4(a)
ERISA	4.10(a)
Estimated Cash	2.3
Estimated Indebtedness	2.4
Estimated Net Working Capital	2.4
Estimated Transaction Expenses	2.4
Excluded Information	1.1
Final Closing Statement	2.5(a)
Financial Statements	4.6(a)
Financing	5.4(a)
Financing Commitments	5.4(a)
Former Franchisees	4.18(a)
Franchisee Association	4.18(j)
Franchisor FDDs	4.18(f)
Franchisor Schedule Period	4.18(a)
FTC Rule	1.1
Fundamental Representations	8.1(a)(ii)
Gibson Dunn	10.20(a)
Guarantee	Recitals
Guarantors	Recitals
HSR Act	1.1
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)

Independent Accounting Firm	2.5(c)
Insurance Policies	4.12
Liabilities	4.6(b)
Losses	8.2
Marks	1.1
Material Contracts	4.19(a)
Morgan Stanley	3.5
Net Adjustment Amount	2.5(f)(i)
Notice of Disagreement	2.5(b)
Outside Date	9.1(c)
Outstanding Consents	6.8(d)
Patents	1.1
PCI	4.14(h)
PCI-DSS	4.14(h)
Permits	4.8(b)
Post-Closing Period Tax Contest	6.13(c)(ii)
Potential Contributor	8.7
Pre-Closing Income Tax Returns	6.13(a)
Preliminary Closing Statement	2.4
Proposal	6.6
Qdoba Business Registered IP	4.14(a)
Real Property Lease	4.13(b)
Redacted Fee Letter	5.4(a)
Related Party	9.3(b)
Required Amount	5.4(f)
Retained Marks	6.11(a)
Sample Statement	2.4
Secret Information	1.1
Securities Act	5.8
Seller	Preamble
Seller FSA Plan	6.12(i)
Seller Guarantees	6.15
Seller Indemnified Parties	8.3
Severance Period	6.12(c)
Shares	Recitals
Solvent	5.5
Tax Contest	6.13(c)(i)
Termination Fee	9.3(a)
Third Party Claim	8.4(a)
WARN Act	6.12(k)

ARTICLE II
PURCHASE AND SALE

Section 2.1 Sale and Purchase of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer and the Buyer shall purchase the Shares from the Seller, in consideration for the Purchase Price.
Section 2.2 Closing.  The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California, at 10:00 a.m., local time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in ARTICLE VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing (it being understood that the Closing may be effected by the delivery of documents via email, facsimile and/or overnight courier), and shall be deemed to have occurred as of the close of business on the Closing Date; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions at the Closing or on the Closing Date), the Closing shall occur on the earlier of (a) a Business Day during the Marketing Period specified by the Buyer on no fewer than three (3) Business Days’ written notice to the Seller and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period (subject, in the case of each of (a) and (b), to the satisfaction or waiver of the conditions set forth in ARTICLE VII at such time (other than those conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction of such conditions at the Closing or on the Closing Date)).  The day on which the Closing takes place is referred to as the “Closing Date.”
Section 2.3 Transactions to be Effected at the Closing.
(a)                               Closing Date Deliveries.
                   (i)          The Buyer shall deliver or caused to be delivered:
                 (A)  to the Seller, the final form of the R&W Insurance Policy, effective as of the Closing; and
                 (B)  all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2.
                  (ii)          The Seller shall deliver or cause to be delivered:
                 (A)  to the Buyer, certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;
                 (B)  the source code for the Shared Custom Software to the Buyer;

                 (C)  to the Buyer, the Existing Credit Facility Release;
                 (D)  (1) customary “payoff letters” from each obligee of Indebtedness identified on Schedule 2.3(a)(ii)(D)(1), which payoff letters will provide for the full and final release of any and all Encumbrances securing such Indebtedness on the Shares, or the assets of the Company and its Subsidiaries, as applicable, following receipt of the amounts set forth in such payoff letters and (2) copies of final invoices from each obligee of unpaid Transaction Expenses listed in the Preliminary Closing Statement acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries; provided, however, that any such unpaid Transaction Expenses payable to an Employee shall be paid to the applicable payee promptly following the Closing utilizing the Company’s (or its applicable Subsidiary’s) payroll system on the next regularly scheduled payroll date;
                 (E)  to the Buyer, the Employee Agreement, duly executed by the Seller and the Company;
                 (F)  to the Buyer the Transition Services Agreement, duly executed by the Seller and the Company;
                 (G)  to the Buyer a certificate of non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2); provided, that the Buyer’s only remedy for the Seller’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Seller’s failure to provide such certificate will not be deemed a failure of any condition set forth in ARTICLE VII to have been met; and
                 (H)  all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 7.3.
(b) Closing Date Payments.  The Buyer shall pay, or cause to be paid:
                      (i)       on behalf of the Company and its Subsidiaries the Estimated Transaction Expenses as set forth in the invoices provided pursuant to Section 2.3(a)(ii)(D)(2) to the account(s) specified in such payoff letters or as otherwise directed by the Seller;
                      (ii)      on behalf of the Company and its Subsidiaries the Indebtedness as set forth in the payoff letters provided pursuant to Section 2.3(a)(ii)(D)(1) to the account(s) specified in such payoff letters or as otherwise directed by the Seller; and
                      (iii)     the remaining Estimated Purchase Price (after giving effect to the payments in clauses (i) and (ii) immediately above) by payment of the remaining portion of the Estimated Purchase Price by wire transfer of immediately available funds in dollars to the account designated in writing by the Seller at least two (2) Business Days prior to the Closing.
(c) Except as otherwise provided in this Section 2.3, all payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

Section 2.4 Closing Estimates.  No later than three (3) Business Days prior to the Closing, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth (a) a good-faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Cash (“Estimated Cash”) and (iv) unpaid Transaction Expenses (“Estimated Transaction Expenses”) (with each of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses determined as of the Determination Time and, except for (x) Estimated Transaction Expenses and (y) the Existing Credit Facility Release with respect to Estimated Indebtedness, without giving effect to the transactions contemplated herein) and (b) on the basis of the foregoing, a calculation of the Estimated Purchase Price.  The Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail) (the “Applicable Accounting Principles”).  An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is set forth on Schedule 2.4 (the “Sample Statement”).  Prior to the Closing, the Seller shall (A) permit the Buyer and its Representatives to have reasonable access, during normal business hours and upon reasonable prior notice, to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall cooperate with the Buyer in seeking to obtain work papers from the Seller or the Company and its Subsidiaries pertaining to or used in connection with the preparation of the Preliminary Closing Statement and provide the Buyer with copies thereof (as reasonably requested by the Buyer) and (B) provide the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the employees and accountants of the Seller or the Company and its Subsidiaries as reasonably requested by Buyer.  The Seller and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date.
Section 2.5 Purchase Price Adjustments.
(a) Within ninety (90) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (the “Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), and (iv) Transaction Expenses (“Closing Transaction Expenses”) (with each of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of the Determination Time and, except for (A) Closing Transaction Expenses and (B) the Existing Credit Facility Release with respect to Closing Indebtedness, without giving effect to the transactions contemplated herein).  The Final Closing Statement (1) shall be prepared on a basis consistent with the Applicable Accounting Principles and in the form set out in the Sample Statement and (2) shall be based exclusively on the facts and circumstances as they exist at the Determination Time and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date (except (X) with respect to Transaction Expenses and (Y) the Existing Credit Facility Release with respect to Indebtedness); provided that this clause (2) shall not be deemed to limit the amount of Indebtedness incurred prior to and unpaid as of the Determination Time and of which the Company or Buyer subsequently becomes aware.  To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(b) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement and the Seller’s alternative calculations of the disputed items.  The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.5(c).
(c) During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses.  The Independent Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer.  The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and in the form set out in the Sample Statement, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent manifest error.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9.  In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator.

(d) The costs of any dispute resolution pursuant to this Section 2.5, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(e) The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.5) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Qdoba Business and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.5.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.5; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(f) The Purchase Price shall be adjusted, upwards or downwards, as follows:
                      (i)     For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.5, minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.5 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.5, minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.5, minus the Estimated Transaction Expenses;

                      (ii)     If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and
                      (iii)     If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.
(g) Amounts to be paid pursuant to Section 2.5(f) shall bear interest from and including the Closing Date to, but excluding, the date of such payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of three hundred sixty-five days (365) days and the number of days elapsed.  Payments in respect of Section 2.5(f) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.5 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.
(h) The parties agree that the purpose of preparing the Final Closing Statement and determining the amount of Closing Cash, the amount of Closing Indebtedness, the Closing Net Working Capital and the amount of Closing Transaction Expenses and the related Purchase Price adjustment contemplated in this Section 2.5 is to measure changes from the amount of Estimated Cash, the amount of Estimated Indebtedness, the amount of Estimated Net Working Capital and the amount of Estimated Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in determining the amount of Closing Cash, the amount of Closing Indebtedness (provided, that this Section 2.5(h) shall not be deemed to limit the calculation of the amount of Indebtedness that was incurred prior to and unpaid as of the Determination Time but that was not known as of the Determination Time and of which the Company or the Buyer subsequently becomes aware), the Closing Net Working Capital and the amount of Closing Transaction Expenses, in each case, unless such calculations have not been prepared in accordance with GAAP, in which case such calculations may be corrected to the extent necessary to comply with GAAP.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
Section 3.1 Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
Section 3.2 Authority.  The Seller has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon its execution the Transaction Documents will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution the Transaction Documents will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 3.3 No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
                      (i)     conflict with or violate the certificate of incorporation or bylaws of the Seller;
                      (ii)     conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or
                      (iii)     conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract to which the Seller is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) as may be necessary solely as a result of any facts or circumstances relating to the identity of the Buyer or any of its Affiliates.

Section 3.4 Shares.  The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrance other than Encumbrances under the Existing Credit Facility and Existing Security Documents that will be released at the Closing.  The Seller at the Closing will have the right, authority and power to sell, assign and transfer the Shares to the Buyer.  Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s payment of the Purchase Price, and registration of the Shares in the name of the Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.
Section 3.5 Brokers.  Except for Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
Section 3.6 Exclusivity of Representations and Warranties.  The Buyer hereby acknowledges that neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this ARTICLE III (as modified by the Disclosure Schedules), and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Disclosure Schedules, the Seller and the Company hereby represent and warrant to the Buyer as follows:
Section 4.1 Organization and Qualification.
(a) Each of the Company and its Subsidiaries is (i) duly organized, validly existing and in good standing (to the extent such concept is recognized in its jurisdiction of organization) under the laws of its jurisdiction of organization, and has all necessary power and authority to own, lease and operate its properties and to carry on the Qdoba Business as it is now being conducted, and (ii) duly qualified to do business, and is in good standing (to the extent such concept is recognized in its jurisdiction of organization) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Qdoba Business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Section 4.1(b) of the Disclosure Schedules sets forth a true and complete list of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. The Company is the record and beneficial owner of all outstanding shares of capital stock or other equity interests of each such Subsidiary, free and clear of any Encumbrance (other than any Encumbrances that will be released at the Closing).

(c) The Seller has made available to the Buyer true and complete copies of the Organizational Documents of the Company and its Subsidiaries and no amendment or other modification has been filed, recorded or is pending or contemplated thereto. None of the Company nor any of its Subsidiaries is currently in default under or in violation of any provision of its Organizational Documents in any material respect.
Section 4.2 Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon its execution the Transaction Documents will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution the Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3 No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 4.3(a) of the Disclosure Schedules or Section 4.13(c) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
                      (i)     conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries;
                      (ii)     conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
                      (iii)     conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, (A) any Franchise Agreement and (B) any Material Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) as may be necessary solely as a result of any facts or circumstances relating to the identity of the Buyer or any of its Affiliates.
Section 4.4 Capitalization.  The Company’s authorized and outstanding capital stock is as set forth in Section 4.4 of the Disclosure Schedules.  All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable.  The Shares constitute all of the issued and outstanding capital stock of the Company.  There are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profits interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company, other than such agreements in effect with respect to Encumbrances under the Existing Credit Facility and the Existing Security Documents that will be released at the Closing.
Section 4.5 Equity Interests.  Except as set forth on Section 4.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.
Section 4.6 Financial Statements; No Undisclosed Liabilities.
(a) Copies of the audited combined balance sheets of the Company and its Subsidiaries as at October 1, 2017 (the “Balance Sheet” and the date of such Balance Sheet, the “Balance Sheet Date”) and October 2, 2016, and the related combined statements of operations, comprehensive (loss) income, cash flows and parent company equity for the fifty-two weeks ended October 1, 2017, fifty-three weeks ended October 2, 2016, and the fifty-two weeks ended September 27, 2015 of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”), are attached hereto as Section 4.6(a) of the Disclosure Schedules.  Each of the Financial Statements has been prepared in accordance with GAAP (as in effect on the date such statements were issued) consistently applied, was derived from the books and records of the Seller, the Company and its Subsidiaries and fairly presents, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Qdoba Business of a type required to be reflected or reserved for on a combined balance sheet of the Qdoba Business or in the notes thereto prepared in accordance with GAAP (“Liabilities”), other than any such Liabilities (i) specifically and adequately reflected or reserved for in the Financial Statements, (ii) incurred since the Balance Sheet Date in the Ordinary Course of Business (including in accordance with Section 6.1(k)), (iii) arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby or (iv) that are not, individually or in the aggregate, material to the Qdoba Business, taken as a whole.
Section 4.7 Absence of Certain Changes or Events.  Except for transactions contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, (a) except as set forth in Section 4.7 of the Disclosure Schedules, the Qdoba Business has been conducted, in the Ordinary Course of Business, and (b) there has not been any event, change, occurrence or effect that has resulted in, or is reasonably expected to result in, a Material Adverse Effect.
Section 4.8 Compliance with Law; Permits.
(a) The Qdoba Business and each of the Company and its Subsidiaries are, and, during the past five (5) years, have been, operating in compliance with all Laws applicable to them, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on the Qdoba Business as currently conducted (the “Permits”) and all such Permits are set forth on Section 4.8(b) of the Disclosure Schedules, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms of all such Permits held by it, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.  None of the Company or its Subsidiaries has received written notice that any pending application or renewal application with respect to any Permit may be withheld or denied.
(c) Neither the Company nor any Subsidiary of the Company nor any director, officer or employee of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any agent or representative thereof, (i) has violated any Anti-Corruption Law within the past five (5) years in connection with the conduct of the Qdoba Business, or (ii) is or has transacted business directly or knowingly indirectly with a Sanctioned Person or otherwise in violation of Sanctions within the past five (5) years in connection with the conduct of the Qdoba Business.
(d) No representation or warranty is made under this Section 4.8 with respect to ERISA, Taxes, environmental matters or franchise matters, which are covered by Section 4.10, Section 4.16, Section 4.17 and Section 4.18, respectively.

Section 4.9 Litigation  There are no, and during the past five (5) years there have been no, Actions by or against the Seller with respect to the Qdoba Business, or against the Company or any of its Subsidiaries, pending, threatened in writing or, to the Knowledge of the Company, threatened verbally, that would have a Material Adverse Effect on the Company, its Subsidiaries or the Qdoba Business. None of the Company, its Subsidiaries or the Qdoba Business is subject to any outstanding order, judgment, injunction, decree, ruling, award of, or any settlement or other legally binding agreement with, any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.10 Employee Benefit Plans.
(a) Section 4.10(a) of the Disclosure Schedules sets forth a list of all (i)  employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject thereto) and all bonus, stock option, stock appreciation right, “phantom” stock, stock purchase, restricted stock or other equity or equity-based compensation, incentive, deferred compensation, fringe benefit, health, dental, vision, disability, welfare, cafeteria, flexible spending, retiree medical or life insurance, supplemental retirement, severance, change of control, retention, vacation, paid time off, or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Seller or the Company or its Subsidiaries for the benefit of any Employee or former Employee (separately identifying those benefit plans, programs or arrangements, if any, that are sponsored by the Company or its Subsidiaries), or to which the Company or any of its Subsidiaries is a party or is subject or for which the Company or its Subsidiaries has or may have any liabilities, whether actual or contingent, including by reason of the Company or its Subsidiaries having been treated as a single employer with any ERISA Affiliate, and (ii) employment, termination, severance or other Contracts or arrangements under which the Seller, the Company or its Subsidiaries currently has any obligation with respect to any Employee or former Employee (collectively, the “Employee Plans”).  The Company has made available to the Buyer a true and complete copy of each Employee Plan (or in the case of any such Employee Plan that is unwritten, a written description thereof) and all current summary plan descriptions, as applicable, and the most recent determination letter from the IRS with respect to any Employee Plan.  Section 4.10(a) of the Disclosure Schedules further sets forth a true and complete list of all outstanding equity awards granted by the Seller to Employees.
(b) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code.  Each of the Seller, the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan.  No Action (other than claims for benefits in the Ordinary Course of Business) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan by any Employee or former Employee, and no Employee Plan is under, and none of the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the IRS or Department of Labor, that would reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is, to the Knowledge of the Company, so qualified, each such Employee Plan for which determination or opinion letters are available has received a determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Employee Plan or of the exempt status of any related trust.
(d) Except as set forth in Section 4.10(d) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains, sponsors, contributes to, or has at any time maintained, sponsored or contributed to or has been obligated to contribute to, or has any liability with respect to, a plan, program or arrangement that (i) is an employee benefit plan subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA, whether or not subject thereto), (iii) is described in Section 413(b) or (c) of the Code, (iv) is a “defined benefit plan” within the meaning of Section 3(35) of ERISA (whether or not subject thereto), (v) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (vi) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), or (vii) provides for any reimbursement or gross-up to compensate an Employee for any Tax liability.  None of the Company, its Subsidiaries or any ERISA Affiliate has incurred or is reasonably likely to incur any liability, whether actual or contingent, under Title IV of ERISA (other than the payment of premiums under Section 4007 of ERISA) or Section 412 of the Code, has failed to timely pay premiums to the Pension Benefit Guaranty Corporation, has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, or has engaged in or proposes to engage in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e) None of the Employee Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA
(f) Except as set forth in Section 4.10(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated hereby (either alone or in conjunction with another event) will (i) trigger any funding (through a grantor trust or otherwise), accelerate the time of payment, funding or vesting, or increase the amount of any compensation, severance or other benefits under any Employee Plan or (ii) would be reasonably likely to (A) result in an “excess parachute payment” (within the meaning of Section 280G of the Code) or (B) limit the tax deductibility of any amount payable under any Employee Plan by operation of Section 280G of the Code.
(g) Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in material compliance, both in form and operation, with Section 409A of the Code and applicable regulations and other guidance thereunder.

(h) Except as would not, individually or in the aggregate, be expected to result in material liability to the Company, each individual who renders services to the Company or its Subsidiaries in relation to the Qdoba Business who is classified by the Seller, the Company or its Subsidiaries as having the status of an independent contractor or other non-employee status is properly so classified for all purposes, including (i) taxation and Tax reporting, (ii) eligibility to participate in the Employee Plans, and (iii) applicable Laws governing the payment of wages, terms and conditions of employment, and classification of service providers.
(i) Neither the Company nor its Subsidiaries has incurred any material liability under Sections 4971 through 4980I of the Code or Sections 502(i) or 502(l) of ERISA, and no condition or event exists or has occurred with respect to any Employee Plan that would reasonably be expected to subject the Company or its Subsidiaries to a Tax or penalty imposed by either Sections 4971 through 4980I of the Code or Sections 502(i) or 502(l) of ERISA in an amount which would be material. The Seller and its ERISA Affiliates whose welfare plans are subject to the Patient Protection and Affordable Care Act (the “ACA”) are in compliance with the ACA in all material respects, including with respect to reporting on Forms W-2 and Forms 1094 and 1095.
(j) The representations and warranties contained in this Section 4.10 and in Section 4.16 are the only representations and warranties being made with respect to ERISA and employee benefits matters.
Section 4.11 Labor and Employment Matters.
(a) None of the Company or any of its Subsidiaries is a party to any labor or collective bargaining contract or agreement, oral or written, and no union does or purports to represent any employee(s) of the Company or any of its Subsidiaries.  To the Knowledge of the Company, since January 1, 2012, there are and have been no organizing activities, labor disputes, work stoppages, pickets, requests for representation, or collective bargaining arrangements (actual or threatened) that would affect the Qdoba Business.
(b) All Employees are employed by the Seller and the Company does not have any employees. Section 4.11(b) of the Disclosure Schedules sets forth: (i) a true and complete list of all Employees, (ii) the base compensation of each such Employee, and (iii) the title, position and/or job classification held by each such Employee, and whether each person is and has been treated as “exempt” or “non-exempt” for purposes of federal, state and/or local Laws governing the potential payment of overtime.  The Seller shall deliver to the Buyer not later than three (3) Business Days prior to the Closing Date an updated version of Section 4.11(b) of the Disclosure Schedules.
(c) Except as would not, individually or in the aggregate, be expected to result in material liability to the Company, all Employees who are performing services in the United States are legally permitted to work in the United States and, if any such Employees will be employed by the Buyer post-Closing, such Employees will be legally permitted to work in the United States following the consummation of the transactions contemplated by this Agreement.  Except as would not, individually or in the aggregate, be expected to result in material liability to the Company, all Employees who are performing services in the United States are properly classified as “exempt” or “non-exempt” for the purposes of payment of overtime.

(d) Except as provided on Section 4.11(d) of the Disclosure Schedules, as of the date hereof, and since on and after January 1, 2015, there are no and have not been any material lawsuits, unfair labor practice charges, other written charges, written grievances, arbitrations, written complaints, investigations by any Governmental Authorities, judgments by a court of law, orders, conciliation agreements, settlement agreements, or consent decrees pending or, to the Knowledge of the Company or the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries with respect to the Qdoba Business, in each case in connection with the employment or engagement of any Employee or former Employee, officer, consultant or other service provider of the Qdoba Business.
Section 4.12 Insurance.  Section 4.12(a) of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company, its Subsidiaries and the Qdoba Business, which includes all policies of the kind and type required by applicable Law, Permit or Contract (the “Insurance Policies”).  All such Insurance Policies are in full force and effect, with all premiums due having been paid in full and none of the Seller, the Company, or any of its Subsidiaries is in material breach or material default thereunder. The Company has provided the Buyer with a true and correct copy of each such policy.  No written or, to the Knowledge of the Company, other notice, of cancellation, termination or material adverse change in coverage has been received by the Seller, the Company or any of its Subsidiaries with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination, which replacement policies are also listed on Section 4.12(a) of the Disclosure Schedules.  Each Insurance Policy will continue to be enforceable and in full force and effect following the Closing, including with respect to coverage for the Company, its Subsidiaries and the Qdoba Business for events occurring prior to the Closing, subject to and in accordance with the terms thereof as in effect immediately prior to Closing.  All claims, or circumstances that would reasonably be expected to lead to a claim, have been reported to the applicable insurer, and there is no material claim pending under any such Insurance Policy or material claim as to which coverage has been denied, disputed or otherwise qualified or reserved by the insurer of such Insurance Policy.  During the past three (3) years, there has been no lapse in coverage of any material insurance coverage with respect to the Qdoba Business.  Section 4.12(b) of the Disclosure Schedules sets forth the list of pending claims under any Insurance Policy.
Section 4.13 Real Property.
(a) Section 4.13(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each such parcel of Owned Real Property.  To the extent in the Seller, the Company’s or any of its Subsidiaries’ possession or under their control, true and complete copies of all deeds, existing title insurance policies and commitments, existing surveys, environmental reports, geotechnical reports, zoning reports, property condition reports and instruments, agreements and other documents relating to such Owned Real Property have been made available to Buyer.  The Company or its Subsidiaries have good and marketable fee simple title to all Owned Real Property listed in Section 4.13(a) of the Disclosure Schedules, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Law or by the use and operation of the Owned Real Property in the conduct of the Qdoba Business are operable and are adequate to service the Owned Real Property in the operation of the Qdoba Business as currently conducted in all material respects.  There are no pending or, to the Knowledge of the Company, threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property.

(b) Section 4.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Company and its Subsidiaries have provided or made available to the Buyer copies of all leases for all Leased Real Property, including all notices, renewals and extensions related thereto (each a “Real Property Lease”). The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property listed in Section 4.13(b) of the Disclosure Schedules, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All leases in respect of the Leased Real Property listed in Section 4.13(b) of the Disclosure Schedules are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.13(b) of the Disclosure Schedules, no Person other than the Company or one of its Subsidiaries is in possession or occupancy of the Leased Real Property and there are no leases, subleases or other Contracts granting any other Person the right to use or occupy the Leased Real Property, or any portion thereof.  No Real Property Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other encumbrance or interest which would entitle the interest holder to interfere with or disturb the Company’s or its Subsidiaries’ rights, as applicable, under the applicable Real Property Lease while none of the Company or any of its Subsidiaries is in default under the Real Property Leases.  All rental and other payments and other material obligations required to be paid and performed by the Company or any of its Subsidiaries pursuant to such Real Property Lease have been duly paid and performed.  No material amount of the security deposit required under each Real Property Lease, if any, has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full.
(c) Except as set forth on Section 4.13(c) of the Disclosure Schedules, there are no Real Property Leases that require the applicable landlord’s consent for the transactions contemplated by this Agreement.
Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks, Patents, Copyrights and applications for registration of any of the foregoing owned by the Seller or any of its Subsidiaries and primarily used in the Qdoba Business as of the date hereof (collectively, the “Qdoba Business Registered IP”).  Except as set forth in Section 4.14(a) of the Disclosure Schedules, no Qdoba Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding, and there are no judgments finding any of the Qdoba Business Registered IP to be invalid or unenforceable.  All Qdoba Business Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable.  All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Qdoba Business Registered IP have been timely paid.  The Company exclusively owns, free and clear of any Encumbrance other than Permitted Encumbrances, all Qdoba Business Owned Intellectual Property.
(b) All tangible materials embodying Intellectual Property that are being used in the conduct of the Qdoba Business are owned by the Company or one of its Subsidiaries or have been licensed to the Company or one of its Subsidiaries by the third party from which the Company or Subsidiary of the Company obtained such materials.
(c) Except as set forth in Section 4.14(c) of the Disclosure Schedules, to the Knowledge of the Company, the operation of the Qdoba Business and the use of the Qdoba Business Intellectual Property in connection with the Qdoba Business in the manner it heretofore has been used has not and does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party, and neither the Seller nor any of its Subsidiaries has received within the prior twenty-four (24) months any written notice asserting that any such infringement, misappropriation or other violation has occurred.  No claim asserted against the Company in writing is pending and no claim is threatened in writing that the conduct of the Qdoba Business, including the use or exploitation by the Qdoba Business, the Company or any of its Subsidiaries of any Qdoba Business Owned Intellectual Property, infringes, misappropriates or otherwise violates the Intellectual Property of any third party. To the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating in any material respect any of the Qdoba Business Owned Intellectual Property or any of the Qdoba Business Licensed Intellectual Property that is exclusively licensed to the Company or one of its Subsidiaries.
(d) The Company has taken reasonable measures to protect the secrecy, confidentiality and value of the material Secret Information owned and used or held for use in the Qdoba Business by the Company and the Company’s Subsidiaries, or provided by a third party pursuant to a written nondisclosure agreement or similar instrument or written policy, including requiring all Persons having access to such Secret Information to execute written nondisclosure agreements, or to be bound by appropriate written policies, that protect such Secret Information.  To the Knowledge of the Company, there have been no disclosures of any material Secret Information owned or used or held for use in the Qdoba Business, except pursuant to and in compliance with the terms of a written nondisclosure agreement or similar instrument or written policy.

(e) All IT Assets used in the Qdoba Business are owned by the Company or one of the its Subsidiaries or used pursuant to a valid license or other enforceable right and are not a “bootleg” version or unauthorized copy.  The IT Assets that are used by the Company or any of its Subsidiaries in the Qdoba Business:  (i) are in satisfactory working order in all material respects, (ii) have appropriate security, backups, disaster recovery arrangements and hardware and Software support and maintenance intended to minimize the risk of material error, breakdown, failure or security breach and the likelihood of a material disruption to the operation of the Qdoba Business if such event does occur, (iii) are configured and maintained in a manner to minimize the risk of introduction of viruses, trojan horses and other malicious code, and (iv) have not suffered any material error, breakdown, failure or, to the Knowledge of the Company, security breach in the last twenty-four (24) months that has caused disruption or damage to the operation of the Qdoba Business or was reportable to any Governmental Authority.
(f) All current and former employees, consultants and contractors of the Company and its Subsidiaries who have contributed to the development of any material Qdoba Business Owned Intellectual Property have executed and delivered written agreements or are subject to written policies that provide work for hire language or valid written assignments to the Company or one of the Company’s Subsidiaries of all such Intellectual Property conceived or developed by such employees, consultants or contractors in the course of their employment or engagement with the relevant Company or Subsidiary of the Company.
(g) Except as disclosed on Section 4.14(g) of the Disclosure Schedules, to the Knowledge of the Company, there has not been, since January 1, 2016, and there is no currently occurring (i) material loss or theft or data or security breach relating to the Company’s or any of its Subsidiary’s data, or (ii) material unintended, illegal, or improper use or disclosure of or access to any Personally Identifiable Information in the custody or control of the Company or any of its Subsidiary or any Person acting at their direction. The collection, use, dissemination, storage, disposal and transfer of Personally Identifiable Information by and on behalf of the Company or any of its Subsidiaries has at all times been in material compliance with applicable Law, privacy policies, and other contractual obligations binding on the Company or such Subsidiary. No written claim is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights.
(h) Except as set forth on Section 4.14(h)(i) of the Disclosure Schedules, each of the Company and its Subsidiaries is in material compliance with all rules and regulations of any relevant payment card association, including the Payment Card Industry (“PCI”) rules and regulations and the Digital Security Standard (“PCI-DSS”) that are applicable to the Qdoba Business. Without limiting the generality of the foregoing, except as set forth on Section 4.14(h)(ii) of the Disclosure Schedules, (A), to the extent required by PCI-DSS, each of the Company and its Subsidiaries has completed the most recent annual self-certification or had it completed by an authorized PCI approved vendor, (B) no external scan of the Company’s PCI-DSS secure network completed in the eighteen (18) months has revealed any vulnerabilities of “high” criticality that have not been remedied, and (C) to the Knowledge of the Company, no account data compromise with respect to credit card data in the possession or under the control of the Company or any of its Subsidiaries has occurred in the past eighteen (18) months.
Section 4.15 Sufficiency of Assets.  The assets of the Company and its Subsidiaries, together with the Buyer’s rights under this Agreement and the Transaction Documents, will comprise all of the assets required to operate the Qdoba Business after the Closing in all material respects as currently conducted.

Section 4.16 Taxes.
(a) All (i) Income Tax and other material Returns required to have been filed by or with respect to the Company, its Subsidiaries or any Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) have been timely filed (taking into account any extension of time to file) (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Return correctly and completely reflects liabilities for material Taxes and all other material information required to be reported thereon and (ii) Income Taxes and other material Taxes owed by or with respect to the Company, its Subsidiaries or a Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) (whether or not shown on any Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).  The Company and its Subsidiaries have provided for, in their Financial Statements, books of account or related records, liabilities for all unpaid Taxes that are current Taxes not yet due and payable in accordance with GAAP.
(b) There are no Tax liens on the assets of the Company or its Subsidiaries other than Permitted Encumbrances and there are no Tax liens or other Tax-related Encumbrances on the Shares.
(c) There is no Action currently proposed or threatened in writing, or pending against, or with respect to, the Company, any of its Subsidiaries or a Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) in respect of any Taxes.  None of the Company, any of its Subsidiaries or a Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or is the beneficiary of any extension of time within which to file any Return, nor have the Company, any of its Subsidiaries or a Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) made (or had made on their behalf) any requests for such extensions.
(d) No written claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company, any of its Subsidiaries, or the Seller (in each case, solely on behalf of, and with respect to, the Company or any of its Subsidiaries) does not file Returns that any of them, is or may be subject to taxation by that jurisdiction or that any of them must file Returns in such jurisdiction.
(e) The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld or paid and have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(f) No material issues have been raised in any examination with respect to the Company or any of its Subsidiaries or Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) which, by application of similar principles, could be expected to result in Liabilities for Taxes for the Company or any of its Subsidiaries or period not so examined. Section 4.16(f) of the Disclosure Schedules lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Company or any of its Subsidiaries or Relevant Group (in the case of a Relevant Group, solely with respect to the Company or a Subsidiary) for taxable periods ended on or after January 1, 2014, (i) that have been audited, or (ii) currently are the subject of audit.  The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns (or, in the case of Returns of a Relevant Group, pro forma versions thereof) filed by or with respect to, and all examination reports and statements of deficiencies assessed against or agreed to, the Company or any of its Subsidiaries since January 1, 2014.
(g) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending on the date of this Agreement.  Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any Contract with a Taxing Authority.  The Company and its Subsidiaries have disclosed on federal Income Tax Returns (or had disclosed on the federal Income Tax Returns of the Relevant Groups of which it is or was a member) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h) Neither the Company nor any of its Subsidiaries is a party to, a beneficiary of or is subject to, any Tax allocation or sharing agreement (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions, the primary purpose of which were not related to Taxes).
(i) Neither the Company nor any of its Subsidiaries has any liabilities for the Taxes of any Person, other than under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which the Company or such Subsidiary currently is a member, (i) as a transferee or successor, (ii) by Contract, (iii) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (iv) otherwise, in each case, where the Company or such Subsidiary became a transferee or successor, entered into such Contract or the connection giving rise to such liabilities arose prior to the Closing.  Neither the Company nor any of its Subsidiaries is a party to, a beneficiary of or is subject to, any joint venture, partnership or limited liability company agreement that is treated as a partnership for federal income tax purposes on its Returns.
(j) No Company Subsidiary that is incorporated or formed in a non-U.S. jurisdiction currently has, or will have as of the Closing Date, an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Company Subsidiary that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged by the Company.
(k) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.

(l) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) cancellation of Indebtedness income arising on or prior to the Closing Date, (v) change in accounting method or (vi) election under Section 108(i) of the Code or similar provision of state, local or foreign Law.  Neither the Company nor any Subsidiary will, as a result of the transactions contemplated by this Agreement, have any tax attributes affected by application of Treasury Regulation Section 1.1502-36(d).
(m) Section 4.16(m) of the Disclosure Schedules sets forth the following information with respect to the Company and each of its Subsidiaries: (i) as of October 1, 2017, the current and accumulated earnings and profits of Qdoba of Canada, Inc., (ii) the amount of any deferred gain or loss allocable to the Company and each Subsidiary, arising out of any intercompany transaction as described in the Treasury Regulations under Section 1502 of the Code, in each case, (A) that may be recognized in a Post-Closing Tax Period by the Company and/or its Subsidiaries or (B) which is a net deferred loss that may be recognized in a Pre-Closing Tax Period by the Company and/or its Subsidiaries and (iii) the amount of income deferred into any Post-Closing Tax Period as a result of the tax elections under IRS Revenue Procedure 2004-34 made by (or with respect to) the Company and each of its Subsidiaries.  The information contained in the “Depreciation-Amortization Lapsing Schedule” and “Qdoba Inside Tax Basis Summary” provided to the Buyer via the Intralinks online data room (document numbers 1.7.15 and 1.7.72, respectively) is accurate in all material respects.
(n) The Company and its Subsidiaries are in compliance with applicable state, local and foreign laws with respect to Laws applicable to abandoned property, unclaimed stored value or “gift cards” and escheat, except where any failure to be in compliance, individually or in the aggregate, would not give rise to a material Liability.
(o) The representations and warranties contained in Section 4.10 and this Section 4.16 are the only representations and warranties being made with respect to Taxes.  For the avoidance of doubt, nothing in this Section 4.16 shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company or its Subsidiaries or (ii) any Tax position that the Buyer or its Affiliates may take in respect of or for any taxable period beginning after the Closing Date.
Section 4.17 Environmental Matters.
(a) Except as disclosed in Section 4.17(a) of the Disclosure Schedules, (i) each of the Company, its Subsidiaries and the Qdoba Business is and for the last three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits, and (ii) there are no outstanding written claims or other written communications alleging violation of or liability pursuant to any Environmental Law pending or threatened against the Company, its Subsidiaries or the Qdoba Business that could give rise to material liability under any Environmental Laws.

(b) No Release of Hazardous Materials has occurred and no Person has been exposed to any Hazardous Materials at, from, in, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site, in each case that could give rise to material liability under any Environmental Laws against the Company, its Subsidiaries or the Qdoba Business.
(c) Neither the Company nor its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Materials to any off-Site location which has or could result in any material liability under any Environmental Laws.
(d) Except as disclosed in the Environmental Reports, to the Knowledge of the Company there are no (i) underground storage tanks, or (ii) asbestos containing material at the Owned Real Property or Leased Real Property.
(e) Prior to the execution of this Agreement, the Company has provided to Buyer all final Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Seller, the Company or any of its Subsidiaries (or any advisors or Representatives thereof) with respect to any Owned Real Property or Leased Real Property (the “Environmental Reports”).
(f) Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.
(g) Neither the Company, its Subsidiaries or, to the Knowledge of the Company, the Qdoba Business has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws.
(h) Neither the Company, its Subsidiaries or, to the Knowledge of the Company, the Qdoba Business has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability arising under or relating to Environmental Laws, including any obligation for investigation, corrective or remedial action.
(i) The representations and warranties contained in Section 4.3, Section 4.6, Section 4.7, and this Section 4.17 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or worker health and safety (with respect to Hazardous Materials) matter, including natural resources, related to the Company, its Subsidiaries and the Qdoba Business.

Section 4.18 Franchise Matters.
(a) Section 4.18(a)(i) of the Disclosure Schedules contains true, correct and complete lists of all currently effective Franchise Agreements by name of Franchisor, name of Franchisee, date of agreement, expiration date, location of store(s), and for those Franchise Agreements that provide for multi-unit development rights includes a general description of the development area assigned to each such area developer.  The Franchisor FDDs contain, as applicable for each Franchisor FDD, lists that, collectively, identify each of the former Franchisees with Franchise Agreements that expired (and were not renewed) or were terminated during the four-year period immediately prior to the date of this Agreement (such time period, for purposes of this Section 4.18, the “Franchisor Schedule Period” and such former Franchisees, the “Former Franchisees”).  Except with respect to the Former Franchisees or as set forth on Section 4.18(a)(ii) of the Disclosure Schedules, the Franchisor has not refused to consent to the renewal of or otherwise terminated any Franchise Agreement during the Franchisor Schedule Period.  Except as set forth in Section 4.18(a)(iii) of the Disclosure Schedules, the restaurants that are the subject of current Franchise Agreements are currently open to the public and operating in the ordinary course of business.  To the Knowledge of the Company, no Franchisee is currently the subject of a bankruptcy or similar proceeding.
(b) The Company has made available to the Buyer true and complete copies of each Franchise Agreement listed on Section 4.18(a)(i) of the Disclosure Schedules, including all formal and informal amendments and addenda thereto.
(c) With respect to each Franchise Agreement listed on Section 4.18(a)(i) of the Disclosure Schedules:
                      (i)       such Franchise Agreement (A) is a valid and binding Contract of Franchisor and is in full force and effect, (B) is enforceable against Franchisor and each other party thereto except as enforcement may be limited by applicable Laws (including Franchise Sales Laws and bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law)), and (C) complies in all material respects with all applicable Laws, except where any failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect;
                      (ii)      (A) such Franchise Agreement sets forth all contractual obligations owed by the Franchisor to each Franchisee that is a party to that Franchise Agreement and (B)  there are no existing material defaults by the Franchisor, and no event has occurred which, with notice or lapse of time, or both, would constitute a material default by the Franchisor, under any such Franchise Agreement that would permit a Franchisee to terminate a Franchise Agreement;
                      (iii)     except as described in Section 4.18(c)(iii) of the Disclosure Schedules, no party to such Franchise Agreement has delivered a written demand or request for material amendment or early termination, cancellation, rescission or other cessation thereof, or written notice of its intention to cease operating its franchised business or not renew its franchise;
                      (iv)     such Franchise Agreement does not include provisions that would prevent or otherwise impair the Franchisor’s ability to undergo a change in ownership or control or require the Franchisor to notify any Franchisee or any other Person party to such Contract (other than Franchisee) of such a change in ownership or control;

                      (v)     such Franchise Agreement does not obligate the Franchisor to buy back or otherwise acquire the stock, assets, or contractual rights of the Franchisee or any other Person, subject to applicable state Franchise Sales Laws that may impose requirements for the repurchase of certain types of franchise assets in the event that a franchise is terminated or not renewed under certain circumstances;
                      (vi)    such Franchise Agreement does not impose on the Franchisor an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the Franchisee or any other Person;
                      (vii)   except by operation of Law, no such Franchise Agreement expressly grants any Franchisee any right of rescission or set-off;
                      (viii)  such Franchise Agreement, if it relates to the design, development, construction, build-out, management and/or actual operation of a restaurant, imposes on the Franchisee an obligation to comply with all applicable Laws; and
                      (ix)     such Franchise Agreement and/or the operating manual in effect for such Franchise Agreement imposes on the Franchisee an obligation to maintain commercially reasonable insurance that names the Franchisor or, if applicable, its Affiliates, as an additional insured.
(d) Section 4.18(d) of the Disclosure Schedules identifies: (i) each current Franchisee to which Franchisor has issued any outstanding notice of default (financial or otherwise) under a Franchise Agreement, which default has not been cured as of the date hereof; (ii) each current Franchisee that, to the Knowledge of the Company, is in material default under a Franchise Agreement, including for failure to pay any franchise fee, development fee, or royalty obligations or for failure to open restaurants by the required development deadlines, as may have been modified by any extensions agreed to by the Franchisor; and (iii) each current Franchisee and Former Franchisee for which the Company has received, during the Franchisor Schedule Period, written notice from any Governmental Authority that the Franchisee is or was in violation of any Laws material to the operation of its franchise.  Except as set forth on Section 4.18(d) of the Disclosure Schedules, to the Knowledge of the Company, no current Franchisee or Former Franchisee has materially violated any applicable Laws in connection with the operation of its franchise in the past four years.  As of the date of this Agreement, to the Knowledge of the Company, there is no Former Franchisee that is not in material compliance with its respective covenants against competition and any other material obligations that survive the termination or other cessation of its respective Franchise Agreement.

(e) Except for Franchisees who have received loans from the Franchisor pursuant to the Franchisor’s “development incentive program” pursuant to the applicable Franchise Agreement, (all such Franchisees having been listed in Section 4.18(e) of the Disclosure Schedules) and for Franchisees listed in Section 4.18(e) of the Disclosure Schedules as being party to a lease with the Franchisor, Franchisor (i) is not a guarantor or otherwise party to an agreement pursuant to which it agreed to become directly or contingently liable (as a co-signor or otherwise) for the obligations of a Franchisee, (ii) is not leasing or subleasing any real or personal property to any Franchisee, and (iii) has no currently outstanding offer regarding, or is currently a party to, any financing arrangement with any Person in which the Franchisor or any of its Affiliates (A) provide financing to the Franchisee, (B) guarantees a note, lease or other obligation of a Franchisee, (C) receives a benefit from a lender in exchange for financing a franchise purchase, or (D) has a written arrangement for a lender to offer financing to a Franchisee.
(f) The Company has made available to the Buyer true and complete copies of the FDD issued by Franchisor on March 15, 2017 (the “Current FDD”), and all other FDDs, offering circulars and similar disclosure documents that were issued, disseminated or otherwise used by Franchisor in connection with the offer and sale of a franchise or an investment in a franchise to any Person in 2014, 2015, 2016 and 2017 (together with the Current FDD, the “Franchisor FDDs”).  All Franchisor FDDs (A) were prepared, maintained and have been and will be delivered to prospective Franchisees in material compliance with all Franchise Sales Laws and all statements therein were true, accurate and complete in all material respects consistent with Franchise Sales Laws, and (B) Franchisor (i) has obtained executed receipts of the Franchisor FDDs from all existing Franchisees and (ii) with respect to prospective Franchisees that have received a copy of the Current FDD, Franchisor will obtain executed FDD receipts before completing such franchise sale, except for transactions under clauses (i) or (ii) above that are subject to an applicable exemption from the franchise disclosure obligations under the Franchise Sales Laws.  Since the date of issuance of the Current FDD and other than the transactions contemplated by this Agreement, there has been no material change in the business, financial condition or affairs of the Franchisor, its franchise program or its franchise system that would require an amendment to the Current FDD or any filing with any Governmental Authority. Section 4.18(f)(i) of the Disclosure Schedules sets forth a complete list of all Franchisor FDDs, and identifies by jurisdiction and effective date all currently effective registrations under the Franchise Sales Laws and exemptions from franchise or business opportunity registrations that require a filing with a state government, and notifications of intent to offer franchises for sale, relating to the offer and sale of franchises by Franchisor.  Section 4.18(f)(ii) of the Disclosure Schedules sets forth a true and correct list of all jurisdictions in and outside of the United States in which the Franchisor has been registered or authorized to offer and sell franchises under the Franchise Sales Laws during 2014, 2015, 2016 and 2017, identifying for each such jurisdiction the dates upon which such registration and authorization was effective and when it expired, as applicable.  During the Franchisor Schedule Period, the Franchisor did not use franchise brokers in connection with the offer or sale of a franchise or an investment in a franchise to any Person.  Franchisor has not offered, sold or granted a franchise or an investment in a franchise outside of the United States and Canada during the Franchisor Schedule Period.

(g) Except as described in Section 4.18(g) of the Disclosure Schedules, the Franchisor is, and during the Franchisor Schedule Period was, in material compliance with all Franchise Sales Laws applicable to the offer and sale of franchises, and Franchisor has not offered or sold any franchise in violation of any Franchise Sales Law during the Franchisor Schedule Period, except where any failure to be in compliance therewith, individually or in the aggregate, would not have a Material Adverse Effect.  Except as described in Section 4.18(g) of the Disclosure Schedules, Franchisor is not currently, and was not during the Franchisor Schedule Period, subject to any notice, Action, case, stop order or other order, judgement, injunction, ruling, or proceeding by any Governmental Authority against the Franchisor that alleges or found any failure by the Franchisor to comply with any Franchise Sales Law or that prohibits or restricts (or seeks to prohibit or restrict) the Franchisor’s offer or sale of franchises in any jurisdiction.  To the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Authority with respect to the Franchisor or its compliance with any Franchise Sales Law.  Except as expressly set forth in the Franchise Agreements, there are no contractual limitations prohibiting the Franchisor or any of its Affiliates from developing and/or operating any stores, or selling franchises or licensing others to do so in any geographic area or location.
(h) Except as described in Section 4.18(h) of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened, against the Franchisor related to any current Franchisee or Former Franchisee.
(i) To the Knowledge of the Company, each Franchisee has materially complied with its financial reporting and financial record keeping obligations under the terms of its Franchise Agreement.
(j) The Franchisor has accounted for and administered in accordance with applicable Laws and all applicable agreements all advertising funds and other marketing moneys contributed by Franchisees or other cooperatives which the Franchisor administers or collects monies on behalf of Franchisees, if any.  During the Franchisor Schedule Period, no Franchisee has asserted to the Franchisor a written claim or demand for damages with respect to the expenditure or management of any such advertising funds, marketing monies or collectives by the Franchisor.
(k) Section 4.18(k) of the Disclosure Schedules accurately identifies all: (i) organizational and operational documents between the Franchisor and any franchisee advisory boards or councils, and (ii) advertising, marketing or cooperative funds or accounts to which Franchisees contribute (if any), and the financial statements for said funds or account that were made available for distribution to the Franchisees during the Franchisor Schedule Period.  Except as set forth on Section 4.18(k) of the Disclosure Schedules, no other advertising funding arrangements exist between the Franchisor and any Franchisees.
(l) Section 4.18(l) of the Disclosure Schedules accurately identifies all franchisee associations that have Franchisees as members and are associated with the Qdoba Business (each, a “Franchisee Association”).  Except as described in Section 4.18(l) of the Disclosure Schedules, no Franchisee Association has brought or threatened in writing (or to the Knowledge of the Company, orally) to bring any legal claims against the Franchisor or any of its Affiliates, and no Franchisee Association has provided notice to Franchisor or any of its Affiliates of an objection to the transactions contemplated by this Agreement.
(m) There are no area or regional representatives, development agents, regional directors or other persons or entities that currently provide support services to Franchisees on behalf the Franchisor, other than employees thereof; provided, however, that the Franchisor has employed the services of the third parties identified in Section 4.18(m) of the Disclosure Schedules in connection with auditing Franchisees and their operations during the Franchisor Schedule Period.

(n) Except as described in Section 4.18(n) of the Disclosure Schedules, or as disclosed in an applicable Franchisor FDD, neither the Franchisor nor any of its Affiliates is a party to any Contract pursuant to which the Franchisor or an Affiliate receives rebates or compensation as a result of transactions between Franchisees and suppliers selling products or services to Franchisees.  The Contracts pursuant to which the Company or its Affiliates receive a rebate or compensation are (i) not prohibited by any Franchise Agreement, (ii) disclosed in the relevant Franchisor FDD to the extent required by the Franchise Sales Laws, if applicable, and (iii) disclosed to the extent necessary under applicable Law with respect to any Franchisee based outside of the United States, except where any failure to be in compliance would not be a Material Adverse Effect.
(o) Except for Permitted Encumbrances: (i) the Franchisor has not sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or its rights thereunder, (ii) the Franchisor is the sole beneficiary of the Franchise Agreements (other than the Franchisees), and (iii) the Franchisor owns the rights of the franchisor thereunder, free and clear of any Encumbrances.
Section 4.19 Material Contracts.
(a) Section 4.19(a) of the Disclosure Schedules contains a list, of the following Contracts of the Company and its Subsidiaries and the Qdoba Business (such Contracts as described in this Section 4.19(a) being “Material Contracts”):
                      (i)       all Contracts, including joint venture, partnership or similar agreements or arrangements, that provide for, or are reasonably expected to result in the future, of payment or receipt by or to the Company, its Subsidiaries or the Qdoba Business, of more than $1,000,000 in the aggregate per annum;
                      (ii)      all Contracts relating to Indebtedness for borrowed money;
                      (iii)     all Contracts that materially limit the ability of the Company, its Subsidiaries or the Qdoba Business to compete (A) in any line of business, (B) with any Person, (C) in any geographic area, or (D) during any period of time, including any exclusivity obligation or “most-favored nation” or similar provisions, other than Franchise Agreements entered into in the Ordinary Course of Business;
                      (iv)     any merger, asset or stock purchase or divestiture Contract relating to the Company, any of its Subsidiaries or the Qdoba Business (A) consummated within the past five (5) years or (B) that relates to the future disposition or acquisition of material assets or properties or any future merger or business combination with respect to the Company, any of its Subsidiaries or the Qdoba Business (other than this Agreement or the Transaction Documents), except for Contracts relating to the repurchase of stores from Franchisees in the Ordinary Course of Business;

                      (v)      any Contract requiring any future capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $500,000 individually or in the aggregate, including Contracts with suppliers or vendors which provide goods or services to Franchisees;
                      (vi)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);
                      (vii)    all collective bargaining agreements;
                      (viii)   all Contracts with any Affiliate of the Company or any of its Subsidiaries, other than Employee Plans;
                      (ix)     all Contracts that provide for indemnification by the Company or any of its Subsidiaries, of any Person, except for any such Contract entered into in the Ordinary Course of Business;
                      (x)      all Company IP Agreements (other than any agreement under which the Company or any of its Subsidiaries is granted a non-exclusive license to software or receives access to software that is made available as a “software-as-a-service” or “cloud” offering, in either case, for aggregate fees of less than $50,000);
                      (xi)     all Contracts that constitute a guaranty of any obligation of any Person (other than the Company or its Subsidiaries);
                      (xii)     all Contracts that provide for the settlement of any material Actions, other than general liability claims that are otherwise covered by insurance or for which the Company and its Subsidiaries have no ongoing liability or obligation; and
                      (xiii)   any Contract that is otherwise material to the Company, its Subsidiaries or the Qdoba Business.
(b) A copy of each Material Contract has been made available to the Buyer prior to the date of this Agreement.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on the Seller, the Company or the Company’s Subsidiary party thereto, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect.  Neither the Seller, the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) No party to any Material Contract has provided written notice to the Seller, the Company or any of its Subsidiaries of its intent to cancel or terminate such Material Contract, and none of the Seller, the Company or any of its Subsidiaries has waived or failed to enforce any material right or benefit under any Material Contract in a manner that would be reasonably likely to affect such entity’s rights under such Contract following the Closing.

Section 4.20 Brokers.  Except for Morgan Stanley, the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Documents based upon arrangements made by or on behalf of the Seller, the Company or any of the Company’s Subsidiaries.
Section 4.21 Exclusivity of Representations and Warranties.  The Buyer hereby acknowledges that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this ARTICLE IV, and the Company hereby disclaims any such other representations or warranties.
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer hereby represents and warrants to the Seller and the Company as follows:
Section 5.1 Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 5.2 Authority.  The Buyer has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution the Transaction Documents will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon its execution the Transaction Documents will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not
                      (i)       conflict with or violate the Organizational Documents of the Buyer;
                      (ii)      conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

                      (iii)     conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract to which the Buyer is a party, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or (iv) as may be necessary solely as a result of any facts or circumstances relating to the identity of the Seller or any of its Affiliates.
Section 5.4 Financing.
(a) The Buyer has delivered to the Seller unredacted copies of (i) an executed debt commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Debt Commitment Letter”), pursuant to which the lender parties thereto have agreed to provide debt financing in an amount set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Financing Commitment” and, together with the Debt Commitment Letter, the “Financing Commitments”), pursuant to which Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. have committed to provide equity financing in an amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  The Buyer has also delivered to the Seller the fee letters relating to the Debt Financing, in which the only redactions are the fee amounts, “flex” terms and other economic terms customarily redacted pursuant to stock purchase agreements of this type; provided that in each case such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability or termination of the Debt Commitment Letter or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Required Amount (collectively, the “Redacted Fee Letter”).
(b) As of the date of this Agreement, none of the Financing Commitments have been amended or modified, and, to the knowledge of the Buyer, the respective commitments contained therein have not been withdrawn or rescinded, nor, to the knowledge of the Buyer, is any such amendment, modification, withdrawal or rescission currently contemplated other than any amendment or modification to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed such Debt Commitment Letter as of the date of this Agreement.  As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) There are no conditions precedent related to the funding or investing, as applicable, of the amount of the Financing required to pay the Required Amount, other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other Contracts, arrangements or side letters to which the Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the amount of the Financing required to pay the Required Amount that would (i) impair the enforceability of any of the Financing Commitments, (ii) reduce the aggregate amount of any portion of the Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (iii) impose new or additional conditions precedent to the Financing, (iv) otherwise adversely modify any of the conditions precedent to the Financing or (v) reasonably be expected to prevent, impair or delay the consummation of the Financing. It is understood and acknowledged by the parties that the Redacted Fee Letter contains certain terms that relate to conditions precedent to the Financing, including, without limitation, “Purchase Price Reduction Cap” and “Equity Contribution Percentage.”
(d) As of the date of this Agreement, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default of the Buyer or, to the knowledge of the Buyer, any other parties thereto under the Financing Commitments, (ii) the Buyer is not aware of any fact, event or other occurrence that makes any of the representations or warranties of the Buyer in any of the Financing Commitments inaccurate in any material respect, and (iii) assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3 of this Agreement, the Buyer has no reason to believe that any of the conditions precedent set forth in the Financing Commitments will fail to be timely satisfied or that the Required Amount will not be available at the Closing.
(e) The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Commitments as and when they become due and payable on or prior to the Closing Date.
(f) As of the date of this Agreement, assuming (i) the accuracy in all material respects of the representations and warranties set forth in ARTICLE III and ARTICLE IV hereof and (ii) the performance by the Seller, the Company and its Subsidiaries of the covenants and agreements contained in Section 6.1 of this Agreement, the aggregate proceeds contemplated by the Financing Commitments (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount flex) provided under the Debt Commitment Letter and Redacted Fee Letter), will in the aggregate be sufficient for the Buyer to pay all amounts required to be paid by the Buyer pursuant to ARTICLE II and any other amounts required to be paid by the Buyer in connection with the transactions contemplated by this Agreement, including the payment of all related fees and expenses (such amount collectively, the “Required Amount”).

(g) Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

                Section 5.5                                Solvency.  Assuming (a) satisfaction or waiver of the conditions to the Buyer’s obligations to consummate the Closing and (b) the accuracy in all material respects of the representations and warranties in Section 4.6, after giving effect to the transactions contemplated by this Agreement (including the purchase of the Shares, the Existing Credit Facility Release, and the payment of all related fees and expenses), as of the Closing Date the Buyer will be Solvent.  For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing.
Section 5.6 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Documents based upon arrangements made by or on behalf of the Buyer.
Section 5.7 Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Seller the Guarantee.  The execution, delivery and performance by each Guarantor of the Guarantee and the consummation by each Guarantor of the transactions contemplated thereby have been duly and validly authorized by all necessary limited partnership action.  The Guarantee has been duly executed and delivered by each Guarantor.  The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  No event has occurred which, with or without notice or lapse of time or both, would constitute a default on the part of any Guarantor under such Guarantee.

Section 5.8 Investment Intent.  The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.9 The Buyer’s Investigation and Reliance.  The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, its Subsidiaries and the Qdoba Business and the transactions contemplated by this Agreement and the Transaction Documents, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company, its Subsidiaries, and the Qdoba Business and other information that they have requested in connection with their investigation of the Company, its Subsidiaries, and the Qdoba Business and the transactions contemplated hereby.  None of the Seller, the Company nor any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company, its Subsidiaries or the Qdoba Business or made available in connection with the Buyer’s investigation of the Company or the Qdoba Business, except as expressly set forth in this Agreement, and the Seller, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company or any of their Affiliates or Representatives, except as expressly set forth in ARTICLE III (as modified by the Disclosure Schedules), with respect to representations made only by the Seller as to itself, and ARTICLE IV (as modified by the Disclosure Schedules), with respect to representations made by the Seller and the Company as to the Company and its Subsidiaries.  None of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company, its Subsidiaries or the Qdoba Business.  The Buyer acknowledges and agrees that the representations and warranties in ARTICLE III and ARTICLE IV are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and the Buyer is relying on such representations and warranties, solely for the purposes of (a) Section 7.3, (b) rights to indemnification under ARTICLE VIII and (c) Section 9.1 hereof.
Section 5.10                              Exclusivity of Representations and Warranties.  The Seller and the Company hereby acknowledge that neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this ARTICLE V, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1                          Conduct of Qdoba Business Prior to the Closing.  Except as required by applicable Law, as specifically and expressly required by this Agreement, or as set forth in Section 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Qdoba Business shall be conducted only in the Ordinary Course of Business, and the Seller, the Company and the Company’s Subsidiaries shall use their commercially reasonable efforts to preserve intact, in all material respects, the Qdoba Business.  Except as otherwise contemplated by this Agreement, the Transaction Documents, as required by applicable Law or as set forth in Section 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not and shall not permit the Company or its Subsidiaries, in each case, with respect to the Qdoba Business, to:

(a)            amend or otherwise change the Organizational Documents of the Company or any of its Subsidiaries;

(b)            issue or sell, split, combine, reclassify, repurchase, redeem or otherwise dispose of any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(c)            declare, set aside, make or pay any non-cash dividends or other non-cash distributions with respect to any of the capital stock of the Company or its Subsidiaries, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company (provided, for purposes of clarity, that nothing in this Agreement shall restrict the Seller from continuing to pay its regular quarterly dividend and any other dividends with respect to, or effect repurchases of, the capital stock of the Seller);

(d)            acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business;

(e)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(f)            other than (i) in the Ordinary Course of Business, (ii) with respect to the Existing Credit Facility and the Existing Security Documents, or (iii) with respect to any Enterprise-Wide Contract, enter into or amend in any material respect any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(g)            enter into any collective bargaining agreement or other agreement with any labor organization or union;

(h)            take any action that would result in notice being required under the WARN Act or any similar state or local Law;

(i)            (i) make any material change in any method of accounting or accounting practice or policy applicable to the Qdoba Business, except as required by applicable Law or GAAP (which requirements shall include those principles relating to the preparation of the Financial Statements) (ii) make, revoke or amend any material Tax election, (iii) file an amended return or claim for refund other than in accordance with past practice, or (iv) enter into any closing agreement affecting any material Tax liability;

(j)            commit to incur any capital expenditures, except for capital expenditures pursuant to projects listed on Section 6.1(j) of the Disclosure Schedules;

(k)            incur any Indebtedness or guarantee any such Indebtedness, other than in the Ordinary Course of Business (it being understood, for the avoidance of doubt, that Indebtedness incurred in the Ordinary Course of Business shall include any such Indebtedness under the Existing Credit Facility);

(l)            sell, assign, license, transfer convey or lease or otherwise dispose of any material properties or assets of the Company or any of its Subsidiaries except in the Ordinary Course of Business (it being understood, for the avoidance of doubt, that the Ordinary Course of Business includes Encumbrances pursuant to the Existing Credit Facility and Existing Security Documents);

(m)            commence, negotiate, settle, pay, discharge, compromise, waive, release or satisfy any material Action relating to the Qdoba Business or involving the ownership of the Company or any of its Subsidiaries;

(n)            (i) increase the compensation (including bonus opportunities) of any of its officers or other Employees, contractors or consultants of the Qdoba Business except in the Ordinary Course of Business with respect to such individuals who are not officers or as required by Law or the Employee Plans, (ii) grant any severance or termination pay unless provided under any Employee Plan, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former officers or other Employees (other than with respect to newly hired employees who are not hired as officers), (iv) hire or terminate the employment of any Employee who is an officer with respect to the Qdoba Business, or (v) establish, amend in any material respect, enter into, or terminate any Employee Plan in which any Employee participates except in the Ordinary Course of Business or as reasonably determined by the Company or any of its Subsidiaries to be required to comply with applicable Law, including the Code;

(o)            subject any of its material assets to any Encumbrance, other than in the Ordinary Course of Business (it being understood, for the avoidance of doubt, that Encumbrances in the Ordinary Course of Business shall include Encumbrances pursuant to the Existing Credit Facility and Existing Security Documents);

(p)            sell or offer to sell any franchise or otherwise enter into any Franchise Agreement in connection with the Qdoba Business in violation of any Franchise Sales Laws; or

(q)            agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the Seller, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose; provided, that, prior to the Closing, the Seller, the Company or its Subsidiaries shall cause the payment of all monies owed pursuant to that certain Settlement Agreement and Release of Claims dated as of September 30, 2016 by and between Leslie Ramirez and Jaibunben Afinwala, on the one hand, and the Company on the other hand, described in Section 4.11(d) of the Disclosure Schedules, to discharge all Liabilities relating thereto and shall provide evidence of such payment and discharge of Liability to the Buyer.

Section 6.2                          Covenants Regarding Information.

(a)            From the date hereof until the Closing Date, upon reasonable notice, the Seller and the Company shall, and the Company shall cause its Subsidiaries to, afford the Buyer and its Representatives (including the R&W Insurer and its Representatives) reasonable access to the properties, offices, plants and other facilities, books and records (including personnel records in accordance with applicable Law) of the Company, its Subsidiaries, and the Qdoba Business, and furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Qdoba Business.  Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Company or any of its Subsidiaries shall be required to provide access to any information to the Buyer or its Representatives if the Seller determines that, in the Seller’s sole discretion, (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature and would cause competitive harm to the Seller or the Company if the transactions contemplated hereunder do not close, or (v) the information to be accessed relates to any consolidated, combined or unitary Return of the Seller, the Company or any of their Affiliates (or any of their respective predecessor entities) or any other Return of the Seller or any of its Affiliates that does not relate solely to the Company and its Subsidiaries or the Qdoba Business.

(b)            In order to facilitate the resolution of any claims made against or incurred by the Seller (as such claims relate to the Company, its Subsidiaries or the Qdoba Business), for a period of seven years after the Closing, the Buyer shall (i) retain the books and records relating to the Company, its Subsidiaries and the Qdoba Business relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(b).

(c)            In order to facilitate the resolution of any claims made against or incurred by the Buyer, the Company or any of its Subsidiaries, for a period of seven years after the Closing, the Seller shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing that shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 6.2(c).

Section 6.3                          Notification of Certain Matters.  From the date hereof until the Closing Date, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VII of this Agreement becoming incapable of being satisfied.

Section 6.4                          Intercompany Arrangements.

(a)            Except for this Agreement and the Transaction Documents, all intercompany accounts, indebtedness, transactions or Contracts between the Company or its Subsidiaries, on the one hand, and the Seller or its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness for purposes of calculating the Purchase Price, without any consideration or further liability to any party and without the need for any further documentation, prior to the Closing.

(b)            The parties recognize and acknowledge that the Enterprise-Wide Contracts set forth on Section 6.4 of the Disclosure Schedules relate to both the Qdoba Business and the Retained Business.  Except as contemplated in this Section 6.4(b), all Enterprise-Wide Contracts shall be retained by the Seller.  Following the date hereof and prior to (but effective only upon) the Closing Date, to the extent reasonably requested by the Buyer, the Seller and the Buyer shall use commercially reasonable efforts to (i) assign to the Buyer and its Affiliates (including the Company and its Subsidiaries) in relevant part the portion of any Enterprise-Wide Contract that is necessary for the operation of the Qdoba Business as currently conducted, if so assignable; (ii) appropriately amend any Enterprise-Wide Contracts with respect to the matters covered by such Enterprise-Wide Contracts that are necessary for the operation of the Qdoba Business as currently conducted; or (iii) negotiate a new Contract for the benefit of the Buyer and its Affiliates (including the Company and its Subsidiaries) with respect to the matters covered by such Enterprise-Wide Contracts that are necessary for the operation of the Qdoba Business as currently conducted.  The terms and conditions of any Contract or arrangement applicable to the Qdoba Business entered into pursuant to this Section 6.4(b) shall be reasonably acceptable to the Buyer.  For the avoidance of doubt, in no event shall the Seller (x) be required to assign (or amend) any Enterprise-Wide Contract in its entirety or to assign or amend a portion of any

Enterprise-Wide Contract which is not assignable or cannot be amended by its terms (including any terms imposing consents or conditions on an assignment or amendment where such consents or conditions have not been obtained or fulfilled), (y) be required to pay any consideration to any Person in connection with any proposed assignment or amendment of an Enterprise-Wide Contract pursuant to this Section 6.4(b) or (z) be under any obligation to obtain alternative Contracts with an equivalent level of pricing or other terms as provided in the Enterprise-Wide Contract sought to be obtained for the benefit of the Buyer.  In the event that the parties are not able to assign, amend or obtain any such new Contract as contemplated in this Section 6.4(b), then the parties shall use commercially reasonable efforts to cause the Transition Services Agreement to include, as a Service (as defined in the Transition Services Agreement), for such time as is reasonably necessary for the Qdoba Business to obtain a new Contract covering such products and services (but in no event for a period longer than twelve (12) months following the Closing Date), either (1) the products and services provided under such Contract or (2) reasonable alternative arrangements which permit the Buyer to continue operating the Qdoba Business in substantially the same manner as currently conducted.  For the avoidance of doubt, the Seller shall be under no obligation to provide the goods and services provided under such Contracts as a Service with an equivalent level of pricing or other terms as provided in the Contract sought to be obtained for the benefit of the Buyer.  The Buyer shall bear all costs and expenses with respect to any such efforts described in this Section 6.4(b).

(c)            In the event that the Seller or any of its Affiliates receives any payments on behalf of the Qdoba Business after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, the Buyer or its designee as promptly as practicable, but no later than ninety (90) days, after receipt thereof.  In the event that any of the Company, its Subsidiaries or their respective Affiliates receives any payments on behalf of any business of the Seller or any of its Affiliates (other than the Qdoba Business) after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, the Seller as promptly as practicable, but no later than ninety (90) days, after receipt thereof.

Section 6.5                          No Hire; No Solicitation; Non-Compete.

(a)            If this Agreement is terminated prior to Closing, the Buyer will not, for a period of eighteen (18) months after the effective date of such termination, without the prior written consent of the Seller and except to the extent such restriction is otherwise prohibited by applicable Law, either alone or in conjunction with any other Person, directly or indirectly, or through its Affiliates, hire or solicit (other than a solicitation by general advertisement) any individual who was or is an Employee, at any time during the period from the date six (6) months prior to the date of this Agreement until the effective date of such termination, to terminate his or her employment with the Seller.  The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.5(a) may be inadequate, and that the Seller would be entitled to seek injunctive relief in such a case.  If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Seller.

(b)            From the Closing Date until the fifth (5th) anniversary of the Closing, the Seller shall not (and shall cause its Subsidiaries and its and their respective Affiliates not to) directly or indirectly:

(i)            own any interest in, manage, control, participate in, render services for, or in any other manner engage in the Qdoba Competitive Business anywhere in the United States or Canada; provided, that nothing herein shall prohibit the Seller or any of its Subsidiaries or its or their respective Affiliates from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation; provided further, that the foregoing shall in no way restrict the Seller and its Subsidiaries from offering tacos, breakfast burritos and other Mexican-inspired menu items as part of the Retained Business so long as such menu items are not offered to customers through an assembly line operating system of the type offered by the Company; or

(ii)            hire or induce or attempt to induce any Employee to leave the employ of the Company, its Subsidiaries or otherwise, or in any way interfere with the relationship between the Company, its Subsidiaries and any Employee thereof, except as part of a general solicitation, search or advertisement for employees or consultants through public advertisements not targeted at such Employees.

The Seller agrees that any remedy at law for any breach by the Seller of this Section 6.5(b) may be inadequate, and that the Buyer would be entitled to seek injunctive relief in such a case.  If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Buyer, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer.

Section 6.6                          Exclusivity.  Except with respect to this Agreement and the transactions contemplated hereby, the Seller agrees that it will not, and will cause its directors, officers, managers, employees, Affiliates and other agents and Representatives not to: (a) encourage, initiate, solicit, seek or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity or equity-linked securities of, the Company or any of its Subsidiaries, or which would reasonably be expected to impair, prevent or delay or dilute the benefits to the Buyer of the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a “Proposal”), (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal, (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal, or (d) enter into a Contract with any Person relating to a Proposal.  The Seller shall notify the Buyer in writing promptly (and in any event within two (2) Business Days after the receipt of) if (i) any inquiries, proposals or offers related to a Proposal are received by, (ii) any information or data is requested from, or (iii) any negotiations or discussions related to a Proposal are sought to be initiated or continued with, the Seller or its directors, officers, managers, employees and Affiliates or, to the Knowledge of the Seller, any other agents and Representatives of the Seller and shall, in any such notice to the Buyer, identify the terms and conditions of any such Proposal and shall provide the Buyer with copies of any written materials in connection therewith, but shall not be required to disclose the identity of any Person making any such Proposal.

Section 6.7                          Confidentiality.

(a)            The Buyer shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Seller, the Company or their Subsidiaries in connection with the transactions contemplated by this Agreement or by the Transaction Documents pursuant to the terms of the confidentiality and standstill agreement dated July 25, 2017, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.7 shall terminate; provided, that the standstill obligations set forth in Section 13 of the Confidentiality Agreement, to the extent relating to the Seller or its securities, shall not terminate on the Closing Date and shall survive in full force and effect after the Closing Date in accordance with the terms thereof.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            From the Closing Date until the third anniversary of the termination of the Transition Services Agreement, the Seller shall and cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence all documents and information, whether written or oral, to the extent concerning the Company, its Subsidiaries and the Qdoba Business, except to the extent that the Seller can show that such information (i) is generally available to and known by the public through no fault of the Seller or any of its Affiliates or their respective Representatives, or (ii) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If the Seller or any of its Affiliates or their respective Representatives are legally required to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its legal counsel is legally required to be disclosed; provided that such Person shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.8                          Consents and Filings.

(a)            Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Antitrust Laws.  The Buyer shall pay all filing fees and other charges for the filing under any applicable Antitrust Law by the parties hereto.

(b)            Without limiting the generality of the parties’ undertaking pursuant to Section 6.8(a), each of the parties agrees to use its reasonable best efforts to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable and in no event no later than the Outside Date; provided, however, that, notwithstanding the foregoing, neither party shall have any obligation to agree to any structural or conduct remedy or to litigate.

(c)            Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed substantive communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents) or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)            The Seller shall use commercially reasonable efforts to obtain all consents set forth on Section 4.3(a)(iii) of the Disclosure Schedules and Section 4.13(c) of the Disclosure Schedules.  In obtaining such consents, the Seller shall not modify, amend or otherwise change (or agree to modify, amend or otherwise change) any of the current terms of any of the Contracts for which consent is being sought (including making the Buyer or any of the Buyer’s Affiliates guarantee any obligations, or agreeing to any additional future payments to be made by the Buyer or any of the Buyer’s Affiliates (including, after the Closing, the Company) (other than the current payment obligations thereunder)) without the prior written consent of the Buyer, subject in each case to the Buyer’s obligations under Section 6.15; provided, however, that the Seller shall have the right in its sole discretion to make any payments or take any other actions to obtain a consent, with or without the consent of the Buyer, so long as in each such case such payment or action does not (i) diminish or otherwise negatively affect in any respect any rights of the Company under the applicable Contract or (ii) increase any of obligations of the Company under the applicable Contract.  Any costs, fees or payments related to obtaining the consents shall be borne solely by the Seller. The Seller shall keep the Buyer reasonably informed on a timely basis (and in any event within two (2) Business Days after the date the Buyer delivers to the Seller a written request) of the status of the Seller’s efforts to obtain the consents.  The Buyer shall reasonably and in good faith cooperate with the Seller to the extent requested by the Seller to provide such information and/or documentation that the Buyer agrees in its reasonable discretion would assist the Seller in obtaining the consents, if and as requested by the applicable counterparty to the underlying Contracts for which consent is being sought.  For the avoidance of doubt, to the extent that any consents listed on Section 4.13(c) of the Disclosure Schedules are not obtained on or prior to the Closing (the “Outstanding Consents”), the Seller shall, following the Closing, continue to fulfill its obligations under this Section 6.8(d).

Section 6.9                          Public Announcements.  On and after the date hereof and through the Closing Date, the Seller and the Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining the other party’s prior written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 6.10                       Directors’ and Officers’ Indemnification.

(a)            The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, and managers of the Company and its Subsidiaries, as provided in the applicable Company’s or Subsidiary’s Organizational Documents shall survive the Closing and remain in full force and effect and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing.  From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, or managers of the Company or its Subsidiaries.

(b)            The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(c)            In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d)            The provisions of this Section 6.10 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 6.10 is intended to benefit the directors, officers, and managers of the Company and its Subsidiaries (and their respective heirs, successors and assigns) referenced in this Section 6.10 or indemnified hereunder, each of whom is intended to be a third party beneficiary of this Section 6.10 and may enforce the provisions of this Section 6.10 (whether or not parties to this Agreement).

Section 6.11                       Use of Names, Marks and Intellectual Property.

(a)            Except as otherwise expressly provided herein and in the Transaction Documents, the Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company or any of its Subsidiaries a license to use any of the trade names, trademarks, service marks, logos or domain names of the Seller or any Affiliate of the Seller other than the Company and its Subsidiaries (including the name “Jack in the Box” or any trade name, trademark, service mark, logo or domain name incorporating the name “Jack in the Box”) (the “Retained Marks”) and, after the Closing, the Buyer shall not permit the Company or any Affiliate of the Company to use in any manner any of the Retained Marks.  Notwithstanding the foregoing, the Seller hereby consents to the use of the Retained Marks by the Company and its Subsidiaries to the extent displayed on copies of the Qdoba Business’s existing marketing and promotional materials, letterhead and business cards; provided, that the Company and its Subsidiaries shall only use such materials during the first ninety (90) days following the Closing.  In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 6.11(a), the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  The Buyer acknowledges that a violation of this Section 6.11(a) may cause the Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages.  The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.11(a), after giving written notice to the Buyer of the details of any alleged violation, and if such allegations are accurate and not cured with in three (3) Business Days, the Seller shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 6.11(a).

(b)            Ownership of Shared Custom Software

(i)            Following the Closing, the Seller will own exclusively the Shared Custom Software and the Copyrights and other Intellectual Property rights therein and thereto.  Effective as of the Closing, the Company irrevocably assigns to the Seller whatever right, title and interest it may have in and to the Shared Custom Software.  Effective at the Closing, Seller hereby grants to the Company a perpetual, irrevocable, royalty-free, fully-paid, transferable (to the extent provided below in this Section 6.11(b)(i)), worldwide and non-exclusive right and license, with the right to grant sublicenses, to use, reproduce, modify and otherwise prepare derivative works of, distribute and otherwise exploit the Shared Custom Software in any manner.  The parties shall take reasonable steps to protect the confidentiality of the source code of the Shared Custom Software and shall not disclose such source code to third parties other than third parties that are subject to legally-binding confidentiality obligations with respect to such source code and that have been engaged by the Company to provide services to assist the Company maintain and improve its version of the Shared Custom Software.  The license granted by the Seller to the Company in this Section 6.11(b)(i) shall be assignable by the Company to a Subsidiary in connection with an internal corporate reorganization or to any direct or indirect successor to the business of the Company to which any Shared Custom Software relates (whether by stock purchase, merger, asset purchase or otherwise), subject, in each case, to the assignee agreeing in writing to be legally bound by the provisions set forth in this Section 6.11(b).

(ii)            Any enhancements, improvements and other modifications to any Shared Custom Software made by the Company or a third party on behalf of the Company following the Closing (“Derivative Software”), together with the Copyrights and other Intellectual Property rights therein and thereto, shall be owned exclusively by the Company, and the Seller shall have no right or license therein (subject to the Seller’s retained ownership of the underlying Shared Custom Software).  The Seller shall own exclusively any enhancements, improvements and other modifications to any Shared Custom Software made by the Seller or a third party on behalf of the Seller following the Closing and the Company shall have no right or license therein.

(iii)            The Company may apply to register the Copyright in its own Derivative Software in its own name with the U.S. Copyright Office or similar foreign offices without the consent of the Seller and, upon the Company’s request, Seller shall provide reasonable assistance at the Company’s expense.

(iv)            Should the Company become aware of any actual infringement or misappropriation of any Shared Custom Software, the Company shall communicate within a reasonable time the details to the Seller.  The Seller may enforce its Intellectual Property rights in the Shared Custom Software (and any derivatives thereof made by the Seller) in its sole discretion, and, upon the Company’s request, Seller shall provide reasonable assistance at the Company’s expense with respect to Company’s enforcement of its rights in the Derivative Software.

(v)            All rights and licenses granted by the Seller to the Company under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties hereto agree that the Company, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against the Seller under the Bankruptcy Code, the Company will be entitled to retain all of its rights in and to the Shared Custom Software granted under this Agreement.

Section 6.12                       Employee Matters.

(a)            During the Employee Transition Period, each Employee shall continue to be employed by the Seller in accordance with the terms and conditions set forth in the Transition Services Agreement and the Employee Agreement, as applicable.  The Buyer shall, or shall cause the Company to, offer employment to each of the Employees who is employed by the Seller immediately prior to the Employee Transition Date, effective on the Employee Transition Date (collectively, the “Affected Employees”), on terms and conditions consistent with Section 6.12(b) below.  For this purpose, the Seller shall provide the Buyer with an updated Section 4.11(b) of the Disclosure Schedules (reflecting any changes in the employee population undertaken in accordance with the Employee Agreement) not later than three (3) days prior to the Employee Transition Date, which such employee population as of the date of the revised schedule shall be “Employees” for purposes of this Section 6.12(a).  The Seller shall terminate the employment of the Affected Employees, to be effective immediately prior to the Employee Transition Date.  For the avoidance of doubt, “Affected Employees” shall include all Employees who are on an approved leave of absence on the Employee Transition Date, contingent on such individuals actually returning to active employment status within six (6) months (or such later period required by Law) after the Employee Transition Date, with such transfer of employment effective as of the date on which such individual returns to active employment status.

(b)            Subject to the terms and conditions of the Transition Services Agreement and Employee Agreement, as applicable, the Buyer shall provide, or cause to be provided, to the Affected Employees, for a period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “Benefits Period”): (i) base salaries and target bonuses in amounts no less than those in effect immediately prior to the Closing, and (ii) employee benefits, in each case, substantially comparable in the aggregate to those provided to the Affected Employees immediately prior to the Closing Date; provided that for the avoidance of doubt, the Buyer shall have no obligation to provide any equity incentive arrangements, supplemental retirement and/or defined benefit pension benefits.

(c)            Subject to the terms and conditions of the Transition Services Agreement and Employee Agreement, the Buyer shall ensure that any Affected Employee whose employment with the Buyer, the Company or its Subsidiaries is terminated by or at the direction of the Buyer during the Benefits Period, for reasons set forth in the Seller’s severance policy as set forth on Section 6.12(c)(i) of the Disclosure Schedules receives severance benefits, at the Buyer’s expense, that are no less favorable than those that would have been provided by the Seller to the Affected Employees immediately prior to the Closing Date under the Seller’s severance policy as set forth on Section 6.12(c)(i) of the Disclosure Schedules, in the manner historically applied by the Seller to similarly situated employees.  Without limiting the scope of the preceding sentence, prior to the Closing the Seller shall take all such action as may be necessary so that neither the Buyer nor any of its Affiliates shall have any obligations or liability pursuant to the arrangements set forth in Section 6.12(c)(ii) of the Disclosure Schedules other than liability to the Seller to pay to the Seller the Buyer Executive Severance Amount and/or Buyer CIC Severance Program Amount, as applicable, as provided in the Employee Agreement during the Employee Transition Period and as provided below.  During the period commencing upon the Employee Transition Date and ending upon the expiration of the Benefits Period, or such longer period contemplated pursuant to the arrangements set forth in Section 6.12(c)(ii) of the Disclosure Schedules (the “Severance Period”), the Buyer shall promptly inform the Seller of the termination of employment of any Affected Employees, other than for cause.  To the extent that the Seller has obligations pursuant to the arrangements set forth in Section 6.12(c)(ii) of the Disclosure Schedules during the period commencing upon the Employee Transition Date and ending upon the expiration of the Severance Period, the Seller shall pay directly to the applicable Affected Employees the full amounts due under such arrangements, and the Buyer shall promptly reimburse the Seller in an amount equal to the Buyer Executive Severance Amount and/or Buyer CIC Severance Program Amount, as applicable.   The Seller shall cause any release of claims required as a condition to payment of any obligations pursuant to the arrangements set forth in Section 6.12(c)(ii) of the Disclosure Schedules to include the Buyer and its Affiliates as released parties.

(d)            With respect to annual incentive arrangements covering Affected Employees for fiscal year 2018 only, the Buyer shall assume, or cause to be assumed, such plans and make payments to the extent due thereunder in accordance with their terms.

(e)            Effective as of the Closing, except as otherwise provided herein, or as set forth in the Transition Services Agreement or the Employee Agreement, the Seller shall retain and indemnify the Buyer for, and the Buyer shall have no responsibility for, any and all liabilities that have arisen or may arise with respect to any Employee Plans, including but not limited to any and all liabilities under the arrangements set forth in Section 6.12(c)(ii) of the Disclosure Schedules (subject to the Buyer’s obligations with respect to the Buyer Executive Severance Amount and/or Buyer CIC Severance Program Amount as contemplated by Section 6.12(c)), the retention and other change in control payments payable upon or by reason of the transactions contemplated by this Agreement, and any defined benefit pension plans.

(f)            Following the Employee Transition Date, the Buyer shall honor (or cause to be honored) all unused vacation, holiday, choice-time sickness and personal days accrued by the Affected Employees under the plans, policies and practices of the Seller, the Company or its Subsidiaries in effect immediately prior to the Closing Date.  Effective as of the Employee Transition Date, the Buyer shall, or shall cause the Company and its Subsidiaries to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their respective covered dependents under the applicable plans offered by the Buyer (except to the extent that such conditions, exclusions or waiting periods would apply under the then-existing plans in which such Affected Employees were participating immediately prior to the Closing).  Effective as of the Employee Transition Date, the Buyer shall provide each Affected Employee with credit for all service with the Seller, the Company and its Subsidiaries, or any former entity for which the Seller, the Company and its Subsidiaries have previously credited each Affected Employee, under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of service.

(g)            Effective as of the Employee Transition Date, with respect to the Employee Plans that are tax-qualified defined contribution plans, the Buyer shall permit the Affected Employees to directly roll over their account balances and outstanding loan balances, if any, thereunder into a tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Buyer or an Affiliate.

(h)            Without limiting the scope of the last sentence of clause (b) of this Section 6.12, except as otherwise specifically provided in this Section 6.12 or as set forth in the Transition Services Agreement or the Employee Agreement, the Seller hereby retains all liabilities for claims incurred by an Affected Employee (and his or her covered dependents) on or prior to the Employee Transition Date under the Employee Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA.  For this purpose, (i) claims under any medical, dental, vision, or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made, provided that services provided after the Employee Transition Date that relate to a hospital confinement that commenced on or before the Employee Transition Date shall be deemed incurred on or prior to the Employee Transition Date; and (ii) claims for disability benefits under any long- or short-term disability plan will be deemed incurred on the date the Affected Employee is first absent from work for an absence that relates to the injury, illness or disability upon which such disability claim is based or, in the case of a disability claim relating to an accident, on the date the accident occurred.

(i)            As soon as reasonably practicable following the Employee Transition Date, the Buyer shall, or shall cause its Affiliates (including the Company and its Subsidiaries following the Closing) to, to the extent it maintains a health care and dependent care flexible spending account plan (the “Buyer FSA Plan”), provide benefits to Affected Employees who participate in the Seller’s or its Affiliates’ health care and/or dependent care flexible spending account plan as of immediately prior to the Employee Transition Date (the “Seller FSA Plan”).  For the remainder of the plan year in which the Employee Transition Date occurs, each Affected Employee shall continue to have payroll deductions made at the annual rate as most recently elected by him or her under the Seller FSA Plan.  Subject to the terms of the Transition Services Agreement and the Employee Agreement, as applicable, on and after the Employee Transition Date, the Buyer shall assume and be solely responsible for all claims for reimbursement by Affected Employees, whether incurred prior to, on or after the Employee Transition Date, that have not been paid in full as of the Employee Transition Date under the Seller FSA Plan, which claims shall be paid pursuant to and under the terms of the Buyer FSA Plan and the net aggregate flexible spending account balances (i.e., amounts contributed through payroll deduction less amounts paid out) for Affected Employees, positive or negative, will be taken into account in determining the final amount that the Company shall pay (or offset against payment, as applicable) to the Seller in respect of Seller’s provision of employee benefits for Affected Employees during the Employee Transition Period under the Employee Agreement and the Transition Services Agreement.  This Section 6.12(i) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32. Effective as of the Employee Transition Date, the Seller will transfer the Affected Employees’ health care and dependent care spending accounts balances (determined as of the Employee Transition Date) under the Seller FSA Plan to the Buyer FSA Plan.  On or prior to the Employee Transition Date, the Seller will provide the Buyer with true and accurate copies of payroll deferral elections, claims histories and such other records as may be reasonably necessary for the Buyer to administer the Affected Employees’ payroll deduction elections and claims with respect to the remainder of the plan year in which the Employee Transition Date occurs.

(j)            Subject to the terms of the Transition Services Agreement and the Employee Agreement, as applicable, the Seller and its post-Closing Affiliates shall be solely responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any similar state law to each applicable “M&A qualified beneficiary” (as defined in Treasury Regulation §54.5980B-9, Q&A-4).

(k)            The Buyer agrees to provide, or, if prior to the Employee Transition Date, to direct the Seller to provide, any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting the Affected Employees and occurring after the Closing Date.  The Seller agrees to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting the Affected Employees and occurring on or prior to the Closing Date.

(l)            Nothing contained in this Section 6.12(l) shall (i) be treated as an amendment of any Employee Plan or any employee benefit plan of the Buyer or any Affiliate, (ii) give any third party any right to enforce the provisions of this Section 6.12, or (iii) obligate the Buyer, the Company or any of their respective Affiliates to (A) maintain any particular benefit plan, or (B) retain the employment of any particular employee.

Section 6.13          Tax Matters.

(a)            Returns Prepared by the Seller.  The Seller shall prepare and file, or cause to be prepared and filed, all Returns of the Company or any of its Subsidiaries that relate to Taxes for any Pre-Closing Tax Period that it is permitted to file under applicable Law and, subject to Section 6.13(b), all Returns of the Company or any of its Subsidiaries that relate to Income Taxes for any Pre-Closing Tax Period (“Pre-Closing Income Tax Returns”).

(b)          Returns Prepared by both Parties or the Buyer.

(i)            With respect to any (A) Pre-Closing Income Tax Return that (1) is due after the Closing, (2) is filed on a separate company basis, and (3) the Seller is not permitted to file under applicable Law (as reasonably determined by the Seller) or (B) Return of (or that includes) the Company and its Subsidiaries that relates to Taxes (other than Income Taxes) for taxable periods beginning before the Closing Date if the Seller (1) is or may be responsible for any portion of such Taxes (including by reason of its indemnification obligations under Section 8.2) and (2) is not permitted under applicable Law to file such Returns (as reasonably determined by the Seller), as soon as practicable after the end of the relevant tax period the Seller shall provide to the Buyer such information, work papers and supporting information reasonably determined by the Seller to be necessary for the Buyer to prepare such Return and the Buyer shall prepare and timely file, or cause to be prepared and timely filed, such Return, including pursuant to the Transition Services Agreement; provided, however, that nothing in this Section 6.13 shall be construed to provide the Buyer with any rights to review, and, for the avoidance of doubt, the Buyer shall not have any right to review or receive any Tax Returns, or other information or work papers (or portions thereof) of or relating to the Seller or its Affiliates, other than information and work papers relating solely to the Company and its Subsidiaries.  Any Buyer-prepared Return described in the preceding sentence shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and the Buyer shall provide a complete draft of such Return (x) that is a Pre-Closing Income Tax Return (along with the supporting work papers) to the Seller at least forty five (45) days prior to the due date of such Return (taking into account any extensions obtained), unless such Pre-Closing Income Tax Return was prepared by the Seller pursuant to the Transition Services Agreement; provided, that the Buyer shall not be required to provide such Pre-Closing Income Tax Return any sooner than thirty (30) days following the receipt from the Seller of all required information and work papers or (y) that is a Return that relates to Taxes (other than Income Taxes) within a reasonable period taking into account the period between the due date (taking into account any extensions) and the end of the taxable period, unless such Return was prepared by the Seller pursuant to the Transition Services Agreement, in each case, to the extent feasible, and any disputes with respect to such Return shall be resolved in accordance with Section 6.13(b)(ii).

(ii)            Unless the Seller provides the Buyer with a written description of the items in the applicable Return that the Seller intends to dispute within fifteen (15) days following the delivery of a draft of such Return to the Seller, the Seller shall be deemed to have accepted and agreed to such items in the form provided.  If the Seller reasonably disputes any position proposed to be reported on a Return and the Seller and the Buyer are unable to resolve such dispute within ten (10) days of after the delivery by the Seller to the Buyer of such written description, such dispute shall be settled by the Independent Accounting Firm consistent with the procedures of Section 2.5. If the Independent Accounting Firm is unable to render its decision prior to the due date (taking into account any extensions obtained) for such Return, the party required to file under applicable Law shall file, or cause to be filed, such Return as prepared by the Buyer (but reflecting any changes to which the Seller and the Buyer have agreed) and shall, as necessary and to the extent permitted by Law, amend such Return to reflect the resolution of any remaining disputes; provided, however, that pending such decision by the Independent Accounting Firm, and subject to the limitations set forth in ARTICLE VIII, the Seller’s obligations under Section 8.2 shall be calculated by reference to the amount for which the Seller would be required to indemnify the Buyer (if at all) if such Return had been filed in the form proposed by the Seller (but reflecting any changes to which the Seller and the Buyer have agreed) and such Return shall be amended following the decision of the Independent Accounting Firm, and such calculations and payment obligations shall be adjusted accordingly.

(iii)            The Buyer shall prepare and file all Returns of (or that include) the Company and its Subsidiaries that are not covered by Section 6.13(a), Section 6.13(b)(i), or Section 6.13(b)(ii).

(c)            Tax Contests.

(i)            The Seller shall control all proceedings and make all decisions (including selection of counsel) in connection with any audit, examination, litigation, or other proceeding arising after the Closing in respect of Taxes, stored value cards or “gift cards” of the Company or any of its Subsidiaries (a “Tax Contest”) for any Seller Tax Items or for which the Seller is or may be obligated to indemnify the Buyer under Section 8.2(e).  Without limiting the preceding sentence, the Seller may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto, and may pay the Tax or other amount claimed and sue for a refund where permitted by applicable Law; provided, that (A) the Seller shall defend or prosecute such Tax Contest diligently and in good faith, (B) the Seller shall provide copies to the Buyer of all material written correspondence received by the Seller relating to a Tax Contest, (C) the Seller shall inform the Buyer of all material developments and events relating to such Tax Contest, (D) other than with respect to any Returns of a Relevant Group, the Buyer or its authorized representative shall be entitled, at its own expense, to attend all conferences, meetings and proceedings relating to such Tax Contest, and (E) other than with respect to any Returns of a Relevant Group, the Seller shall not settle or otherwise compromise such Tax Contest without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).  After the Closing Date, the Buyer shall promptly notify the Seller of receipt by the Buyer, the Company or any of its Subsidiaries of any notice of any Tax Contest (and, in all events, by a date that permits sufficient time for reasonable review and will not impair or prejudice the Seller’s rights under this Section 6.13(c)).

(ii)            The parties shall jointly control any Tax Contest that relates to Taxes, stored value cards or “gift cards” of the Company or any of its Subsidiaries for a Straddle Period or, solely with respect to stored value cards or “gift cards,” a Post-Closing Tax Period for which the Seller may be obligated to indemnify the Buyer pursuant to Section 8.2(e) (a “Post-Closing Period Tax Contest”). Each party shall (A) provide copies to the other party of all material written correspondence it receives relating to a Post-Closing Period Tax Contest, (B) inform the other party of all material developments and events relating to such Post-Closing Period Tax Contest, (C) be entitled, at its own expense, to attend all conferences, meetings and proceedings relating to such Post-Closing Period Tax Contest, and (D) not settle or otherwise compromise such Post-Closing Period Tax Contest without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(iii)            In the event of any inconsistency between the provisions of Section 8.4 and the provisions of this Section 6.13(c), the provisions of Section 6.13(c) shall govern and control.

(d)            Limitations on Post-Closing Actions by the Buyer Relating to Tax Items.  Unless otherwise required by applicable Law, the Buyer shall not (i) amend any Return filed by or on behalf of the Company or any of its Subsidiaries that relates to any Pre-Closing Tax Period, (ii) take any action to extend the applicable statute of limitations with respect to any such Return, (iii) make or change any election or method of accounting with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iv) make any voluntary disclosure to, or otherwise voluntarily approach or initiate contact with, any Governmental Authority with respect to (A) any Pre-Closing Tax Period or (B) Taxes, stored value cards or “gift cards” attributable to a Pre-Closing Tax Period, in each case, without the prior written consent of the Seller, which consent may not be unreasonably withheld, delayed or conditioned.  For the avoidance of doubt, the Seller shall be released from and shall have no liability under this Agreement for any Losses or incremental increase in Liability to the Buyer, the Company or any of its Affiliates resulting from or attributable to the taking of any such action without such consent.

(e)            Transfer Taxes.  All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by the Seller and 50% by the Buyer, and the Seller shall file all necessary Returns and other documentation with respect to all such Transfer Taxes and other Taxes and fees, and, if required by applicable Law, the Buyer shall join in the execution of any such Returns and other documentation.

(f)            Tax Sharing Agreements.  The Seller shall ensure that any and all Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements binding the Company or its Subsidiaries shall be terminated with respect to the Company and its Subsidiaries as of the day before the Closing Date and, from and after the Closing Date, the Company and its Subsidiaries shall have no obligation to make any payments in respect thereof to any Person for any period.

(g)            Cooperation Regarding Taxes.  Except as otherwise provided in the Transition Services Agreement (unless the Transition Services Agreement has been terminated), the Buyer and the Seller shall, and shall each cause its Affiliates to, provide to the other party such commercially reasonable cooperation and information (and, if the Transition Services Agreement is still in effect, at the rates established therein, and if not in effect, at the requesting party’s expense) (together with such supporting detail of such expense as the requesting party may reasonably request), as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Return, amended Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party will retain all Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and its Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until seven (7) years following the due date (without extension) for the Returns to which such documents relate.  Thereafter, the party holding such documents may dispose of them, provided that such party shall give to the other party thirty (30) days written notice of such disposal and provide the other party with the opportunity to copy (at such other party’s sole cost) the relevant portion of such documents.  Each party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide explanation of any documents or information so provided.

(h)            Reporting of Certain Transactions on the Closing Date.

(i)            Any transactions involving the Company or its Subsidiaries that are not in the Ordinary Course of Business occurring on the Closing Date but after the Closing shall be reported on (A) the Buyer’s Returns to the extent permitted by applicable Law (including Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) or (B) the post-Closing separate company Returns of the Company and its Subsidiaries (if the Company and its Subsidiaries do not file a Return with the Buyer) to the extent permitted by applicable Law, and, in either case, shall be similarly reported on all other Returns of the Buyer or its Affiliates.

(ii)            Neither the Buyer, the Seller or any of their Affiliates will make (or purport to make) any election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate any items under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any election described in Treasury Regulations Section 1.1502-76(b)(2)(iii).

(iii)            The Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and its Subsidiaries), to (i) carry forward any Tax asset (including any losses, credits or similar items), arising in any Tax period that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period or Straddle Period and (ii) make all available elections to effect the foregoing.  Neither the Buyer nor its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall make any claim, filing or similar request for a refund of any Taxes relating to any Pre-Closing Tax Period or Straddle Period.

(i)            Allocation of Certain Taxes.  For all purposes of this Agreement,

(i)            If the Company or any if its Subsidiaries is permitted, but not required, under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period to the maximum extent permitted by applicable Law.

(ii)            In the case of Taxes arising in a taxable period of the Company or any of its Subsidiaries that includes, but does not end on, the Closing Date, except as provided in Section 6.13(i)(iii), the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(iii)            In the case of any Taxes imposed on a periodic basis (including those based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes) that are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.  However, any such Taxes attributable to any property that was owned by the Company or any Subsidiary solely during either the Pre-Closing Tax Period or Post-Closing Tax Period shall be allocated entirely to the tax period during which such property was owned.

Section 6.14                       Financing.

(a)            The Buyer shall use commercially reasonable efforts to obtain the Financing on the terms and subject only to the conditions described in the Financing Commitments (including any flex provisions applicable thereto), including using commercially reasonable efforts to (i) negotiate definitive agreements (which, with respect to the bridge facility documentation, shall not be required until determined by the Buyer in good faith to be reasonably necessary in connection with the funding of the Debt Financing) on substantially the terms and subject only to the conditions contained in the Debt Commitment Letter and Redacted Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Buyer than the terms and conditions (including market “flex” provisions) set forth in the Debt Commitment Letter and Redacted Fee Letter), (ii) satisfy or cause the satisfaction of all conditions applicable to the Buyer and its Affiliates in the Financing Commitments and the definitive agreements for the Financing or, if necessary or deemed advisable by the Buyer, seek the waiver of conditions applicable to the Buyer and its Affiliates contained in such Financing Commitments or such definitive agreements for the Financing, (iii) maintain in full force and effect the Financing Commitments in accordance with the terms thereof, (iv) in the event that all conditions in the Financing Commitments have been satisfied or waived, consummate the Financing (including by instructing the Debt Financing Sources and the other Persons providing the Financing to provide such Financing) on the date on which the Closing is required to occur pursuant to Section 2.2, and (v) enforce its rights under the Financing Commitments (including by initiating litigation in respect thereof) in the event of any breach or purported breach thereof.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.14 shall require, and in no event shall the commercially reasonable efforts of the Buyer be deemed or construed to require, the Buyer to (A) seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (B) pay any material fees in excess of those contemplated by the Equity Financing Commitment or the Debt Commitment Letter and Redacted Fee Letter (including any market “flex” provisions contained therein).

(b)            In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated in the Debt Commitment Letter and Redacted Fee Letter, the Buyer shall use its commercially reasonable efforts, as promptly as practicable, to obtain alternative financing in an amount sufficient to fund the Required Amount with terms and conditions (including market “flex” provisions) not less favorable to the Buyer or its Affiliates than the terms and conditions set forth in the Debt Commitment Letter and Redacted Fee Letter.  The Buyer shall deliver to the Seller true and complete copies of the alternative debt commitment letters (including redacted fee letters related thereto) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.

(c)            The Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing; provided, however, that any such amendment, replacement, supplement, modification or waiver shall not, without the prior written consent of the Seller (i) reduce the aggregate amount of the Debt Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (ii) modify or expand upon any of the conditions precedent to the Debt Financing from those set forth in the Debt Commitment Letter, or add any new conditions precedent to the Debt Financing from those set forth in the Debt Commitment Letter, in each case in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing), (iii) be reasonably expected to prevent, impede or delay the availability of the Debt Financing, or (iv) be otherwise materially adverse to the interests of the Seller; provided, that the Buyer may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) who had not executed such Debt Commitment Letter as of the date of this Agreement.  The Buyer shall promptly deliver to the Seller a true and correct copy of any such amendment, replacement, supplement, modification, or waiver of or under the Debt Financing.

(d)            To the extent the Buyer obtains alternative financing pursuant to Section 6.14(b) above, or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to Section 6.14(c), references to the “Financing” and “Financing Commitments” as applicable (and other like terms in this Agreement, including, as applicable, “Debt Financing,” “Debt Commitment Letter” and “Redacted Fee Letter”) shall be deemed to refer to such alternative financing, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

(e)            Upon request by the Seller, the Buyer shall keep the Seller reasonably informed on a timely basis (and in any event within two (2) Business Days after the date the Seller delivers to the Buyer a request) of the status of the Buyer’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including updating the Seller, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing, providing copies of the executed material definitive documents related to the Debt Financing and giving the Seller prompt notice of any material change (adverse or otherwise) with respect to the Debt Financing of which the Buyer becomes aware.  Without limiting the foregoing, the Buyer shall notify the Seller promptly (and in any event within two (2) Business Days) if at any time prior to the Closing Date: (i) the Buyer obtains knowledge that any Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate any Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the Buyer obtains knowledge of any breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment, (iii) the Buyer receives any written communication from any Person with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments or (B) material dispute or disagreement between or among any parties to the Financing Commitments, (iv) any Financing source (including any Debt Financing Source) refuses to provide or expresses to the Buyer in writing an intent to refuse to provide all or any portion of the Financing necessary to fund the Required Amount on the terms contemplated by the Financing Commitments, or (v) the Buyer, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms contemplated by the Financing Commitments.

(f)            The Seller shall use its commercially reasonable efforts to provide, and shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to provide, to the Buyer all cooperation reasonably requested by the Buyer in connection with obtaining the Financing (including the debt securities) to the extent customary in connection with the arrangement of debt or equity financing similar to the Financing, including:

(i)            as promptly as reasonably practicable, furnishing the Buyer with the Required Information;

(ii)            as promptly as reasonably practicable, informing the Buyer if the Seller, the Company or any of their Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of or that includes the Required Information in order for such financial statements to comply with GAAP;

(iii)            assisting in preparation for and participating in marketing efforts for the Debt Financing (including a reasonable number of meetings, presentations, calls, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies), and assisting the Buyer in obtaining ratings in connection with the Debt Financing;

(iv)            assisting the Buyer and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents for use in connection with the Debt Financing, including reviewing and commenting on the Buyer’s draft of a business description to be included in marketing materials;

(v)            using commercially reasonable efforts to cause its independent auditors to provide, consistent with customary practice, (A) reasonable assistance to the Buyer in connection with the Buyer’s preparation of pro forma financial statements and information, (B) reasonable assistance and cooperation to the Buyer, (C) consents customary for financings similar to the Financing (including consents of auditors for use of their reports in any materials relating to the Debt Financing) and (D) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Buyer or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

(vi)            assisting the Buyer in connection with the preparation of pro forma financial information and pro forma financial statements of the Company and its Subsidiaries of the type required by paragraph 3 of Exhibit C to the Debt Commitment Letter, to be included in offering documents for the Debt Financing, or necessary or reasonably required by the Buyer’s Financing sources (including the Debt Financing Sources); provided that neither the Seller, the Company nor any of their Subsidiaries shall be required to actually prepare any such pro forma financial information or provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, fees and expenses relating to such debt and equity capitalization or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(vii)            executing and delivering as of (but not prior to) the Closing any pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by the Buyer (including a certificate of the chief financial officer (or other executive officer) of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter) and otherwise reasonably facilitate the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the Debt Commitment Letter) (it being understood that such documents (A) will not take effect prior to the Closing and (B) shall not be required to be executed by any officer of the Company or any of its Subsidiaries unless such officer will be a continuing officer of the Company or one of its Subsidiaries after giving effect to the Closing);

(viii)            providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Seller, the Company or the Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing; provided, that the Company is given a reasonable opportunity prior to execution to review and provide comments on such authorization letters and such information distributed to prospective lenders in connection therewith;

(ix)            prior to or at, and conditioned upon, the occurrence of the Closing, taking all actions required to obtain the Existing Credit Facility Release; and

(x)            providing all documentation and other information about the Seller, the Company and their Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested in writing reasonably in advance of the Closing.

(g)            Notwithstanding anything to the contrary in this Agreement: (i) nothing shall require such cooperation as described in this Section 6.14 (including Section 6.14(l)) to the extent it would, in the Seller’s reasonable judgment, unreasonably interfere with the business or operations of the Seller or its Subsidiaries, and (ii) none of the Seller nor any of its Subsidiaries shall be required to, or be required to commit to, (A) take any action that is not contingent upon the Closing or enter into or execute any agreement or document that is effective prior to the Closing, in each case other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letter, (B) require any of its directors to approve or adopt any Financing or agreements related thereto prior to the Closing Date (and no such directors that shall not be continuing directors shall be required to take such action), (C) take any action that would result in any officer, director or other Representative of the Seller or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters relating to the Financing or (D) deliver or cause the delivery of any legal opinions necessary for the Financing.  All non-public or other confidential information provided by the Seller or any of its Subsidiaries or Representatives pursuant to this section shall be kept confidential in accordance with the Confidentiality Agreement.  The Seller shall be permitted a reasonable period to comment on any confidential information memorandum, offering memorandum, prospectus or other marketing document circulated to potential financing sources.  None of the Seller or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment (in each case other than for reasonable out-of-pocket costs or expenses that are reimbursed by the Buyer and costs or expenses related to the Existing Credit Facility Release) or incur any other Liability (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing), it being understood that any Liability with respect thereto is indemnified under clause (h) below) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing matters described herein.  It is understood that the Buyer does not have an independent right to demand a restatement of the Financial Statements for marketing purposes.

(h)            The Buyer shall reimburse the Seller for its reasonable and documented out-of-pocket fees and expenses (including reasonable attorney’s fees and expenses) incurred pursuant to this Section 6.14 (including Section 6.14(l)) and shall indemnify and hold harmless the Seller, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 6.14 at the request of the Buyer, in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Seller, the Company or any of their Subsidiaries or Representatives.

(i)            The Seller and the Company hereby consent to the use of their and their Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect the Seller, the Company or any of their Subsidiaries.

(j)            [Reserved].

(k)            The Seller shall use its commercially reasonable efforts to, and shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to, periodically update any Required Information provided to the Buyer as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information.”  For the avoidance of doubt, the Buyer may, to most effectively access the financing markets, request the cooperation of the Seller, the Company and their Subsidiaries under this Section 6.14 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. If, in connection with a marketing effort contemplated by the Debt Commitment Letter, the Buyer reasonably requests the Seller to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Seller, the Company or their Subsidiaries or their securities, which the Buyer reasonably determines (and unless the Seller reasonably objects) to include in customary marketing materials for the Debt Financing, then the Seller shall file a Current Report on Form 8-K containing such material non-public information;

(l)            The Seller and its Subsidiaries shall use their commercially reasonable efforts to provide during the period commencing on the Closing and ending on the completion of the Company’s audit in respect of the 2018 fiscal year:

(i)            to the extent reasonably necessary to allow the Company or any direct or indirect parent company of the Company to consummate a securities offering following the Closing, or to comply with its obligations under its debt documents, facilitate the Company’s obtaining customary accountants’ comfort letters and consents from KPMG LLP with respect to the Company’s historical financial statements, including issuing any customary representation letters in connection therewith to KPMG LLP in connection with the Company’s historical financial statements;

(ii)            to provide (a) unaudited comparative combined interim financial statements (prepared on a basis consistent with Article 10 of Regulation S-X) reviewed by the Seller’s independent auditors for any complete interim period that ends prior to the Closing Date and after the end of the most recent fiscal period for which combined audited financial statements were provided as part of the Required Information; and (b) combined interim financial statements (prepared on a basis consistent with the combined interim financial statements furnished under clause (ii)(a) of this Section 6.14(l)) reviewed by the Seller’s independent auditors for the period subsequent to the end of the most recent fiscal quarter furnished under clause (ii)(a) of this Section 6.14(l) to the Closing Date;

(iii)            to the extent reasonably necessary to allow the Company or any direct or indirect parent company of the Company to consummate a securities offering following the Closing, or to comply with its obligations under its debt documents, to provide access to such financial information used in preparation of the financial statements included as part of the Required Information or referred to in this Section 6.14(l) (including the Company’s audit in respect of the 2018 fiscal year) as shall be reasonably requested by the Company, including source records, books, general ledger or operating statements in the Seller’s or its Affiliates’ possession; and

(iv)            to the extent reasonably necessary to allow the Company to make any filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and comply with SEC requirements after the Closing, assist in the preparation of financial statements and other financial data in accordance with GAAP.

(m)            In no event shall the Buyer or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries in connection with the transactions contemplated hereby.

(n)            Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that its obligation to consummate the Closing is not conditioned upon any Financing being made available to the Buyer.

Section 6.15                       Release of Guarantees.  The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or its Affiliates (other than the Company and its Subsidiaries) that are a party to or otherwise have liability with respect to any guarantees, performance bonds, bid bonds and other similar agreements set forth in Section 6.15 of the Disclosure Schedules (the “Seller Guarantees”) on or prior to the Closing Date, in each case solely to the extent related to the Qdoba Business.  In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Seller or its Affiliates that are a party to or otherwise have liability with respect to such Seller Guarantee until such Seller Guarantee is released.

Section 6.16                      Insurance.  Effective as of the Closing, except as otherwise provided in the Transition Services Agreement and/or the Employee Agreement, the Company and its Subsidiaries shall cease to be insured by the Insurance Policies with respect to any matter or event occurring or arising solely after the Closing; provided, that for the avoidance of doubt, except as otherwise provided in the Transition Services Agreement and/or the Employee Agreement, following the Closing, (a) the Buyer, the Company and each of the Company’s Subsidiaries shall (i) retain all rights to control, negotiate, exhaust, settle, commute, buy back or otherwise pursue and/or resolve any rights to coverage under the Insurance Policies relating solely to the Company or any of its Subsidiaries arising from or relating to any matter or event that occurred or arose on or prior to the Closing and for which coverage may be available under any of the Insurance Policies, and (ii) receive the benefit of any amounts applied or eligible to be applied toward applicable deductibles or other retention amounts in respect of any claims for which coverage may be available to the Company and/or any of its Subsidiaries as described in this clause (a) under any of the Insurance Policies; (b) the Buyer, the Company and/or any of its Subsidiaries, on the one hand, and the Seller, on the other hand, shall cooperate in good faith with one another to negotiate, exhaust, settle, commute, buy back or otherwise pursue and/or resolve any rights to coverage under the Insurance Policies for matters relating to the Qdoba Business or in any way involving the Company or any of its Subsidiaries arising from or relating to any matter or event that occurred or arose on or prior to the Closing and for which coverage may be available under any of the Insurance Policies, other than matters described in the clause (a) above; and (c) subject to the rights of the Buyer, the Company and/or any of its Subsidiaries as set forth in clauses (a) and (b) above, the Seller shall retain all rights to control its Insurance Policies, including the right to negotiate, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies, and the Seller shall retain any premiums or other amounts applied toward applicable retention amounts paid by the Company or any of its Subsidiaries prior to the Closing in respect of any Insurance Policies.

Section 6.17                      Further Assurances; Wrong Pockets.

(a)            The Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action (including any such actions following the Closing) as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer the Shares and the Qdoba Business to the Buyer.  The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action (including any such actions following the Closing) as the Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(b)            Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset (including any Contract) that should have been transferred to the Buyer, either directly or indirectly (through the acquisition of the Shares) pursuant to this Agreement was not so transferred, or any asset (including any Contract) unrelated to the Qdoba Business was inadvertently transferred to the Buyer or the Company or any of its Subsidiaries, the Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable: (i) transfer all rights, title and interest in such asset to the Buyer, the Company, their respective Subsidiaries or as the Buyer may direct, or to the Seller or as the Seller may direct, as applicable, in each case for no additional consideration, and (ii) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.

Section 6.18                       R&W Insurance Policy.

(a)            Promptly following the execution of this Agreement, the Buyer shall take all action reasonably necessary to bind the R&W Insurance Policy.  The Buyer shall execute and enter into the R&W Insurance Policy at or prior to the Closing on substantially the terms and in the form provided or made available to the Seller prior to the date hereof, which such policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Seller or any other Seller Indemnified Party by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against the Seller to the extent that the relevant Losses arose out of Fraud by the Seller or its Affiliates, and will ensure that such terms are held by the Buyer in trust for the Seller and the Seller Indemnified Parties.

(b)            After the Closing, the Buyer agrees that it will:

(i)            comply with the material terms of any post-Closing deliverables set out in the R&W Insurance Policy;

(ii)            not novate, or otherwise assign its rights under, the R&W Insurance Policy (or do anything which has similar effect); and

(iii)            not terminate the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                          General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)            Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and any approvals, authorizations, clearances or consents under any other applicable Antitrust Law shall have been obtained.

Section 7.2                          Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)            (i) The Fundamental Representations of the Buyer shall be true and correct in all respects and (ii) the other representations and warranties of the Buyer contained in ARTICLE V shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)            The Seller shall have received from the Buyer a certificate to the effect set forth in Section 7.2(a) and Section 7.2(b), signed by a duly authorized officer thereof.

(d)            The Seller shall have received from the Buyer the final form of the R&W Insurance Policy, effective as of the Closing.

Section 7.3                          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)            (i) The Fundamental Representations of the Seller and the Company (other than the representations contained in Section 4.16 (Taxes)) shall be true and correct in all respects and (ii) the other representations and warranties of the Seller contained in ARTICLE III and of the Seller and the Company contained in ARTICLE IV(including the representations contained in Section 4.16 (Taxes)), respectively, shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)            Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)            The Buyer shall have received from the Seller a certificate to the effect set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c), signed by a duly authorized officer thereof.

(e)            The Buyer shall have received an executed counterpart of the Transition Services Agreement, signed by each party other than the Buyer or any of the Buyer’s Affiliates.

(f)            All of the Required Consents shall have been obtained.

(g)            The Buyer shall have received an executed counterpart of the Employee Agreement, signed by each party other than the Buyer or any of the Buyer’s Affiliates.

Section 7.4                          Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s material breach of this Agreement, which breach causes such condition (or any other condition for the benefit of such party) not to be satisfied.  In addition, no party may assert against the other party the failure of the condition set forth in Section 7.3(f) (or that such condition is not capable of being satisfied) earlier than March 29, 2018.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 8.1                          Survival of Representations, Warranties and Covenants.

(a)            For purposes of this Agreement, the term “Applicable Survival Period” shall mean:

(i)            with respect to the representations and warranties contained in this Agreement (other than the Fundamental Representations (defined below)), the date that is fifteen (15) months after the Closing Date;

(ii)            with respect to the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Shares), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Capitalization), Section 4.16 (Taxes), Section 4.20 (Brokers), Section 5.1(Organization), Section 5.2 (Authority) and Section 5.6 (Brokers) (collectively, the “Fundamental Representations”), the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof);

(iii)            with respect to any obligations of the Seller with respect to the Outstanding Consents, the date that is five (5) years following the Closing Date;

(iv)            with respect to the covenants and agreements of the Seller, the Company and the Buyer contained in this Agreement to be performed prior to the Closing, other than as set forth in clause (iii) above, the date that is fifteen (15) months following the Closing Date; and

(v)            with respect to the covenants and agreements of the Seller, the Company and the Buyer contained in this Agreement that by their terms contemplate performance in whole or in part after the Closing, the date that is thirty (30) days following the date by which such performance was due.

(b)            The Applicable Survival Period is in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.  No party shall be entitled to recover for any Loss pursuant to Section 8.2 or Section 8.3 unless written notice thereof is delivered (in accordance with Section 8.4) on or prior to the expiration of the Applicable Survival Period.  Notwithstanding the foregoing, in the event notice of a claim for indemnification under Section 8.2 or Section 8.3 is given within the Applicable Survival Period, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2                          Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any losses, liabilities, claims, charges, Action, suits, amounts paid in settlement, judgments, Tax, damages or expenses (including reasonable attorneys’ and consultants’ fees) (hereinafter, collectively, “Losses”) to the extent resulting directly from:

(a)            any breach of any representation or warranty made by the Seller in ARTICLE III;

(b)            any breach of any representation or warranty made by the Seller or the Company in ARTICLE IV;

(c)            (i) any Outstanding Consents, (ii) any breach of any covenant or agreement made by the Seller, the Company or its Subsidiaries in this Agreement requiring performance by the Seller or the Company and its Subsidiaries prior to the Closing, and (iii) any breach of any covenant or agreement made by the Seller in this Agreement requiring performance by the Seller after the Closing, including the Seller’s obligation to indemnify the Buyer under Section 6.12(e) pursuant to the terms thereof;

(d)            any Seller Tax Items;

(e)            any Liability to a Governmental Authority (including with respect to escheatment, reimbursement, fees and penalties) on or before the tenth (10th) anniversary of the Closing Date in respect of stored value cards or “gift cards” sold prior to the Closing Date by the Seller, the Company or its Subsidiaries in connection with the Qdoba Business; and

(f)            any Transaction Expenses, whether known and outstanding as of the Closing Date, or arising or accruing thereafter.

For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, Losses arising from the Seller’s failure to obtain any of the Outstanding Consents shall be determined and calculated as set forth on Schedule A.

Section 8.3                          Indemnification by the Buyer.  From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against any Losses to the extent resulting directly from:

(a)            any breach of any representation or warranty of the Buyer in ARTICLE V; and

(b)            (i) any breach of any covenant or agreement made by the Buyer in this Agreement requiring performance by the Buyer prior to the Closing and (ii) any breach of any covenant or agreement made by the Buyer in this Agreement requiring performance by the Buyer, the Company or any of the Company’s Subsidiaries after the Closing.

Section 8.4                          Procedures Relating to Indemnification.

(a)            In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person (other than a party or Affiliate thereof) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)            The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, (which consent shall not be unreasonably withheld).

(c)            In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE VIII except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.  For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c)unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 8.5                          Limitations on Indemnification.

(a)            Notwithstanding anything to the contrary contained in this Agreement:

(i)            the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(a) and Section 8.2(b) (other than with respect to breaches of the Fundamental Representations) shall be an amount equal to $1,500,000 (the “Cap”);

(ii)            the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification for claims under Section 8.2(a) and Section 8.2(b) (other than with respect to breaches of the Fundamental Representations), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller under Section 8.2(a) and Section 8.2(b) exceeds $1,500,000 (the “Deductible”), in which case, the Seller shall be liable only for those Losses under Section 8.2(a) and Section 8.2(b) in excess of the Deductible;

(iii)            the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss arising out of or in respect of claims under Section 8.2(a) or Section 8.2(b) with regard to any matter set forth in the Disclosure Schedules, except as set forth on Section 4.13(c) of the Disclosure Schedules;

(iv)            the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such Loss in the calculation of the amounts set forth in the Final Closing Statement, as finally determined pursuant to Section 2.5 (with the intent of this provision being to avoid “double counting”);

(v)            any attorney, consultant and other professional fees and disbursements incurred by an Indemnifying Party in connection with this ARTICLE VIII will be reasonable and based only on time actually spent, and will be charged at no more than such attorney’s, consultant’s or professional’s standard hourly rate; and

(vi)            the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(e) shall be $3,500,000.

(b)            The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, Liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, Liability or Loss.

(c)            The amount of any and all Losses under this ARTICLE VIII will be determined net of (i) the value of any Tax benefits actually realized and utilized to reduce Taxes by any party seeking indemnification under this Agreement in the year of payment or the succeeding two (2) tax periods, and (ii) any amounts recovered, recoverable or for which there is a right of recovery by any party or any Affiliate of such party under or pursuant to any insurance policy (including the R&W Insurance Policy), title insurance policy, indemnity, reimbursement arrangement or Contract under which or pursuant to which such party or such party’s Affiliates is a party or has rights (each, an “Alternative Recovery”).  The Indemnified Party will use commercially reasonable efforts to seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

(d)            Notwithstanding any provision of this Agreement to the contrary, (i) no Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Loss, and (ii) except in the case of Fraud, (A) in no event shall the aggregate indemnification obligation of the Seller under Section 8.2 exceed an amount equal to the Purchase Price, and (B) in no event shall the aggregate indemnification obligation of the Buyer under Section 8.3 exceed an amount equal to the Purchase Price.

(e)            For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty, and the determination and calculation of any Losses arising therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, other than with respect to the representation and warranty contained in Section 4.7(b), to which this Section 8.5(e) shall not apply.

Section 8.6                          Order of Recourse(a).  The Buyer’s rights to indemnification for Losses for claims under Section 8.2(a) and Section 8.2(b) will be satisfied in the following order:

(a)            first, subject to the provisions hereinabove set forth with respect to the Deductible and the Cap, from the Seller;

(b)            second, from the R&W Insurance Policy up to an amount equal to the Policy Limit, and none of such Losses shall be satisfied by, or be the obligation of, nor shall there be recourse against, the Seller (other than Losses in respect of the Fundamental Representations to the extent not satisfied by the R&W Insurance Policy, which shall be satisfied by the Seller in accordance with clause (c) hereof); and

(c)            thereafter, from the Seller in accordance with, and subject to the limitations set forth in, this Agreement.

For the avoidance of doubt, in the event any Buyer Indemnified Party makes a claim for indemnification pursuant to Section 8.2(a) or Section 8.2(b) in respect of a breach of Fundamental Representations, then the Seller shall be responsible for the full amount of the applicable Retention Amount.

Section 8.7                          Assignment of Claims.  If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign as a condition to receipt of any payments hereunder, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment.  If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor.  Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Buyer Indemnified Party.

Section 8.8                          Exclusive Remedy.  After the Closing, this ARTICLE VIII will provide the sole and exclusive remedy against an Indemnifying Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, this Section 8.8 shall not apply to (a) any claims for specific performance or other injunctive or equitable relief as described in Section 10.13 or Section 6.11(a), (b) any procedures or the resolution of any dispute as described in Section 2.5, (c) any matter described in Section 6.13, (d) any matter described in Section 6.14(h), (e) any claims under the Transition Services Agreement and (f) any claims for Fraud.

Section 8.9                          No Right of Setoff.  The Buyer for itself and for its Subsidiaries (including, after the Closing, the Company), Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of its Subsidiaries (including, after the Closing, the Company), Affiliates, successors and assigns has or may have with respect to the payments under the Transition Services Agreement or any other payments to be made by the Buyer pursuant to this Agreement or any other Transaction Document.

Section 8.10                          Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this ARTICLE VIII shall be treated by the parties hereto and their respective Affiliates, for U.S. federal income and other applicable Tax purposes, as an adjustment to the consideration received by the Seller in the transaction contemplated by this Agreement unless otherwise required by applicable Law.

ARTICLE IX
TERMINATION

Section 9.1                          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Buyer and the Seller;

(b)            (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller; or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)            by either the Seller or the Buyer if the Closing shall not have occurred by the April 18, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1 shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(d)            by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.8(b); or

(e)            by the Seller if (i) the conditions set forth in Section 7.3 (other than conditions that by their nature are to be satisfied at the Closing and that were, at the time of termination, capable of being satisfied) have been satisfied, (ii) the Seller has irrevocably confirmed that all conditions set forth in Section 7.2 (other than conditions that by their nature are to be satisfied at the Closing and that were, at the time of termination, capable of being satisfied) have been satisfied or waived, and (iii) the Buyer fails to consummate the Closing within three (3) Business Days after the Seller delivers such written confirmation to the Buyer of the satisfaction of such conditions.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2                          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except for the provisions of Section 3.5, 4.20 and 5.6 relating to broker’s fees and finder’s fees, Section 6.7 relating to confidentiality, Section 6.9 relating to public announcements, Section 6.14(h) relating to reimbursement and indemnification for cooperation with financing efforts, this Section 9.2, Section 9.3 relating to the Termination Fee and ARTICLE X.

Section 9.3                          Termination Fee.

(a)            If this Agreement is validly terminated by the Seller pursuant to Section 9.1(b)(i) or Section 9.1(e), then the Seller shall have the right to require the Buyer to pay, and if so elected by the Seller, the Buyer hereby agrees to pay, within two (2) Business Days after such termination, to the Seller, as liquidated damages in connection with any such termination, an amount equal to $15,250,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Seller.

(b)            Notwithstanding anything to the contrary in this Agreement, but subject to the rights set forth in Section 10.13, (i) to the extent that the Seller has elected to receive the Termination Fee under Section 9.3(a), receipt of such Termination Fee, plus reimbursement for the Seller’s reasonable and documented out-of-pocket fees and expenses incurred pursuant to Section 6.14(f), shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Seller and its Affiliates for any Loss against the Buyer, the Debt Financing Sources, and any of their respective former, current and future direct or indirect equity-holders, controlling Persons, shareholders, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, sources of Financing or assignees (each a “Related Party”) or any Related Party of any Related Party, and (ii) except with respect to Fraud and the Buyer’s obligation to reimburse the Seller for its reasonable and documented out-of-pocket fees and expenses incurred pursuant to Section 6.14(f), under no circumstances will the Seller be entitled to (or seek) monetary or other relief in respect of this Agreement or the transactions contemplated hereby other than (A) the Termination Fee when payable in accordance with Section 9.3(a) or (B) specific performance in accordance with Section 10.13.  While the Seller may pursue both a grant of specific performance in accordance with Section 10.13 and the payment of the Termination Fee under this Section 9.3, under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Termination Fee.  Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Seller, the Company or any of the Company’s Subsidiaries, nor or any of their respective Related Parties, shall have any rights or claims against the Debt Financing Sources and their respective Related Parties relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated hereby, whether at law, or equity, in contract, in tort or otherwise.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                       Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Company to pay any Transaction Expenses in accordance with Section 2.3(b)(i), subject in all cases to the provisions of Section 8.2(f).  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.  For the avoidance of doubt, the cost of obtaining the R&W Insurance Policy shall be borne 50% by the Seller and 50% by the Buyer.

Section 10.2                       Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 9.2, Section 9.3, Section 10.7, Section 10.8, Section 10.9, Section 10.12, Section 10.13, Section 10.16, Section 10.23 and this Section 10.2 (and the definitions related thereto and any other provision of this Agreement that would modify the substance of any of the foregoing sections) in each case may not be amended, modified or supplemented in any manner adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 10.3                       Waiver; Extension.  At any time prior to the Closing, the Seller, on the one hand and on behalf of itself and/or the Company, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4                       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller or, prior to the Closing, the Company, to:

Jack in the Box Inc.
9330 Balboa Avenue
San Diego, CA 92123
Attention: Michael J. Snider, Assistant General Counsel
E-mail: mike.snider@jackinthebox.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: Jonathan K. Layne
E-mail: jlayne@gibsondunn.com

(ii)	if to the Buyer or, after the Closing, the Company, to:

c/o Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: Laurie Medley, Esq.
E-mail: lmedley@apollolp.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison
Kristen E. Ferris
E-mail: robert.robison@morganlewis.com
kristen.ferris@morganlewis.com

Section 10.5                      Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 10.6                      Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor the Transaction Documents shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7                       Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to (a) the provisions of Section 6.10 and Section 6.14(h), and (b) the Debt Financing Sources, for the provisions of Section 9.2, Section 9.3, Section 10.2, this Section 10.7, Section 10.8, Section 10.9, Section 10.12, Section 10.13, Section 10.16, and Section 10.23, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.8                       Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided that the Debt Commitment Letter and any Action brought against any of the Debt Financing Sources in accordance with Section 10.9(b) the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.9                       Submission to Jurisdiction.

(a)            Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)            Notwithstanding anything in this Agreement to the contrary, each party to this Agreement shall acknowledge and irrevocably agree, and cause its Related Parties to acknowledge and irrevocably agree: (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (iii) not to bring or permit any of their controlled Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of Section 10.16 shall apply to any such legal action, and (v) that the Debt Financing Sources are express third-party beneficiaries of this Section 10.9(b).

Section 10.10                    Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11                    Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equity-holder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party, other than as provided in the Guarantee and the Equity Financing Commitment.

Section 10.12                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties; provided, however that (a) the Buyer may assign all or any portion of its rights or obligations to (i) any of its Affiliates, (ii) in connection with any business combination transaction involving the Buyer or the Company or any of the Company’s Subsidiaries (including the sale of all or substantially all of the assets of any of the Buyer, the Company or any of the Company’s Subsidiaries), or (iii) to any of its Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of the Debt Financing and (b) the Seller and, prior to the Closing, the Company may assign all or any portion of their rights to any of the Seller’s lenders for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of the Existing Credit Facility or any other debt financing; provided, further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violations of the terms of this Section 10.12 shall be null and void.

Section 10.13                    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  Notwithstanding the foregoing, it is explicitly agreed that the right of the Seller to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer’s obligation to cause the Equity Financing to be funded and to effect the Closing (but not the right of the Seller to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) the Marketing Period has ended, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and, (iii) the Seller has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

Section 10.14                    Currency.  All references to “dollars” or “$” or “US$” in this Agreement or the Transition Services Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and the Transition Services Agreement.

Section 10.15                   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16                  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH LEGAL ACTION INVOLVING ANY DEBT FINANCING SOURCE UNDER THE DEBT FINANCING).

Section 10.17                    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.18                    Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19                   Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20                   Legal Representation.

(a)            The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)            Only the Seller, the Company (prior to the Closing) and their respective Affiliates prior to Closing shall be considered clients of Gibson Dunn in the Acquisition Engagement.  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing.  Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications).  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates.  If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c)            The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters.  Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)            The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e)            From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(f)            The Seller, the Company and the Buyer consent to the arrangements in this Section 10.20 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 10.21                    No Presumption Against Drafting Party.  Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.22                    Prevailing Party.  If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 10.23                   Limited Recourse.  The Seller, the Company, and its Subsidiaries covenants and agrees that it shall not institute, and shall cause their respective Representatives and controlled Affiliates not to institute, an Action (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) arising under or in connection with, this Agreement, the Debt Commitment Letter or the transactions contemplated hereby against the Debt Financing Sources or any Related Party of the Debt Financing Sources and that the Debt Financing Sources and any Related Party of the Debt Financing Sources shall not have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Seller, the Company, its Subsidiaries or any representative or Affiliate of the foregoing Persons arising out of or relating to this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby.  Except with respect to the Guarantee, the Equity Financing Commitment and the Confidentiality Agreement, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein.  Other than the parties hereto, or as set forth in the Guarantee, the Equity Financing Commitment and the Confidentiality Agreement, no Related Party of any party and no Related Party of a Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party or another Person or otherwise. In no event shall any Person be liable to another Person for any exemplary or punitive damages.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ Leonard A. Comma Name: Leonard A. Comma Title: Chairman and CEO
QDOBA RESTAURANT CORPORATION

By:	/s/ Keith M. Guilbault Name: Keith M. Guilbault Title: President

QUIDDITCH ACQUISITION, INC.
By:	/s/ Laurie D. Medley Name: Laurie D. Medley Title: Vice President